As filed with the Securities and Exchange Commission on December 23, 2026

Registration No. 333-[ ]

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM F-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Infobird Co., Ltd

(Exact name of Registrant as Specified in its Charter)

Cayman Islands	Not applicable
(State or other jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

Room 706, 7/F, Low Block, Grand Millennium Plaza,
181 Queen’s Road Central,

Central, Hong Kong

+852 36909227

(Address and Telephone Number of Registrant’s Principal Executive Offices)

Puglisi & Associates
850 Library Avenue, Suite 204
Newark, DE 19711
302-738-6680
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Lawrence S. Venick, Esq.
Loeb & Loeb LLP
2206-19 Jardine House
1 Connaught Place, Central
Hong Kong SAR
Telephone: +852-3923-1111

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, please check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.C. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.C. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.

Emerging growth company ☒

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment that specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act, or until this registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED DECEMBER 23, 2026

PROSPECTUS

Infobird Co., Ltd

$300,000,000

Ordinary Shares

Warrants

Debt Securities

Units

We may offer and sell from time to time up to an aggregate of $300,000,000 of ordinary shares of par value of US$0.00001 each (issued separately or upon exercise of warrants), warrants, debt securities, and units of the Company’s securities. The specific terms of any securities offered will be described in supplements to this prospectus. You should read this prospectus and any applicable prospectus supplement carefully before you purchase our securities. This prospectus may not be used to offer securities unless accompanied by a prospectus supplement.

We may offer and sell these securities to or through one or more underwriters, dealers and agents, or directly to purchasers, on a continuous or delayed basis. The prospectus supplement for each offering of securities will describe in detail the plan of distribution. If underwriters, dealers and agents are used to sell these securities, we will name them and describe their compensation in a prospectus supplement.

Our outstanding shares are listed for trading on the NASDAQ Stock Market, or NASDAQ, under the symbol “IFBD”. On December 19, 2025, the closing price of our shares on the NASDAQ Stock Market was $0.94 per share. There is currently no established trading market through which the securities, other than the shares, may be sold and purchasers may not be able to resell the securities purchased under this prospectus. This may affect the pricing of the securities in the secondary market, the transparency and availability of trading prices, the liquidity of the securities and the extent of issuer regulation.

So long as the aggregate market value worldwide of our outstanding common equity held by non-affiliates, or public float, is less than $75 million, the aggregate market value of securities sold by us under this prospectus during the period of 12 calendar months immediately preceding the date of sale may be no more than one-third of our public float. The aggregate market value of our outstanding ordinary shares held by non-affiliates, or public float, as of December 19, 2025, was approximately $7,695,553.46, which was calculated based on 8,186,759 ordinary shares held by non-affiliates  and $0.94 per share, which was the closing price of our ordinary shares on the Nasdaq on December 19, 2025. During the 12 calendar months prior to and including the date of this prospectus, we have sold, pursuant to General Instruction I.B.5 of Form F-3, no ordinary shares.

We are a holding company incorporated in the Cayman Islands and not a Chinese operating company. As a holding company with no material operations of our own, we conduct our operations through our subsidiaries in China, and the VIE and its subsidiaries in China. For accounting purposes, we, through Pure Media, have economic rights and exercise control over the VIE and its subsidiaries through certain contractual arrangements (the “Contractual Arrangements”), which enables us to consolidate the financial results of the VIE and its subsidiaries in our consolidated financial statements under U.S. GAAP, and the structure involves unique risks to investors. Our securities offered in this offering are securities of Infobird Cayman, the offshore holding company in the Cayman Islands instead of securities of the VIE or its subsidiaries in China. The VIE structure provides contractual exposure to foreign investment in China-based companies where Chinese law prohibits direct foreign investment in the operating companies. For a description of the VIE Agreements, see “Prospectus Summary—Our Corporate Structure and Contractual Arrangements with the VIE.” As a result of our use of the VIE structure, you may never hold equity interests in the VIE or its subsidiaries but instead hold equity interests in Infobird Cayman, which is a holding company incorporated in the Cayman Islands.

Because we do not hold equity interests in the VIE or its subsidiaries, we are subject to risks and uncertainties of the interpretations and applications of PRC laws and regulations, including but not limited to, regulatory review of overseas listing of PRC companies through special purpose vehicles and the validity and enforcement of the VIE Agreements among our wholly owned PRC subsidiary, the VIE, and the shareholders of the VIE. We are also subject to the risks and uncertainties about any future actions of the PRC government in this regard that could disallow the VIE structure, which would likely result in a material change in our operations, and the value of our securities may depreciate significantly or become worthless. The VIE Agreements have not been tested in a court of law in China as of the date of this prospectus. See “Item 3. Key Information—D. Risk Factors — Risks Related to Our Corporate Structure— We conduct our business through Pinmu Century by means of Contractual Arrangements. If the PRC courts or administrative authorities determine that these Contractual Arrangements do not comply with applicable regulations, we could be subject to severe penalties and our business could be adversely affected. In addition, changes in or different interpretations of such PRC laws and regulations may also materially and adversely affect our business” in Amendment 1 to our Annual Report on Form 20-F.

There are also substantial uncertainties regarding the interpretation and application of current and future PRC laws, regulations and rules regarding the status of the rights of our Cayman Islands holding company with respect to the Contractual Arrangements with the VIE and its shareholders. It is uncertain whether any new PRC laws or regulations relating to variable interest entity structures will be adopted or if adopted, what they would provide. If we or the variable interest entity are found to be in violation of any existing or future PRC laws or regulations, or fail to obtain or maintain any required permits or approvals, the relevant PRC regulatory authorities would have broad discretion to take action in dealing with such violations or failures, including that the PRC regulatory authorities could disallow the variable interest entity structure. These risks could result in a material change in our operations and/or a material change in the value of the securities, including that it could cause the value of such securities to significantly decline or become worthless. See “Item 3. Key Information—D. Risk Factors—Risks Related to Our Corporate Structure— Contractual arrangements in relation to the VIE may be subject to scrutiny by the PRC tax authorities and they may determine that we or the VIE owe additional taxes, which could negatively affect our financial condition and the value of your investment” and “Item 3. Key Information—D. Risk Factors — Risks Related to Our Corporate Structure— We conduct our business through Pinmu Century by means of Contractual Arrangements. If the PRC courts or administrative authorities determine that these Contractual Arrangements do not comply with applicable regulations, we could be subject to severe penalties and our business could be adversely affected. In addition, changes in or different interpretations of such PRC laws and regulations may also materially and adversely affect our business” in Amendment 1 to our Annual Report on Form 20-F.

We face various legal and operational risks associated with being based in or having the majority of our operations in China, and we are subject to complex and evolving PRC laws and regulations. For example, we face risks associated with recent statements and regulatory actions by China’s government, such as those related to the use of variable interest entities, regulatory approvals on offshore offerings, anti-monopoly concerns and regulatory actions, and oversight of data security, which may impact our ability to conduct our business, accept foreign investments, or list on the United States or other foreign exchange. New laws and regulations may be adopted from time to time, which may require us to obtain additional licenses and permits for our operations and services. If we offer new functions and services in the future, we may be required to obtain additional licenses, permits, filings or approvals for such functions or services. These risks could result in a material change in our operations and/or the value of our ordinary shares or could significantly limit or completely hinder our ability to offer or continue to offer securities to investors and cause the value of such securities to significantly decline or be worthless. For a detailed description of risks related to doing business in China, please refer to risks disclosed under “Item 3. Key Information—D. Risk Factors —Risks Related to Doing Business in China” in Amendment 1 to our Annual Report on Form 20-F. For a detailed description of risks related to the use of variable interest entity and data security or anti-monopoly concerns, which have or may impact the company’s ability to conduct its business, accept foreign investments, or list on a U.S. or other foreign exchange, please refer to risks disclosed under “Item 3. Key Information—D. Risk Factors —Risks Related to Our Corporate Structure—Our current corporate structure and business operations may be affected by the relatively newly enacted Foreign Investment Law,” “Item 3. Key Information—D. Risk Factors — Risks Related to Our Business and Industry—F Failure of beneficial owners of our shares who are PRC residents to comply with certain PRC foreign exchange regulations could restrict our ability to distribute profits, restrict our overseas and cross-border investment activities and subject us to liability under PRC law” and “Item 3. Key Information—D. Risk Factors —Risks Related to Doing Business in China—Our business generates and processes a large amount of data, and we are required to comply with PRC and other applicable laws relating to privacy and cybersecurity. The improper use or disclosure of data could have a material and adverse effect on our business and prospects”, as well as “Item 3. Key Information—D. Risk Factors —Risks Related to Doing Business in China— Certain PRC regulations may make it more difficult for us to pursue growth through acquisitions” in Amendment 1 to our Annual Report on Form 20-F.

As of the date of this prospectus, we, our subsidiaries and the VIE, are not covered by permissions requirements from the CAC or any other governmental agency that is required to approve the VIE’s operations, as we, our subsidiaries and the VIE (i) are not required to go through cybersecurity review by the CAC, and (ii) have not received or were denied any such requisite permissions or approvals by any PRC authority. However, considering that the interpretation and application of data protection laws are often uncertain, in flux and complicated, and the regulatory framework in China for the protection of information in cyberspace is evolving quickly, we cannot assure you that we would be able to fully comply with them. Any failure to or delay in clearing such review process would subject us to restrictions and penalties imposed by the CAC or other PRC regulatory authorities, which could include fines and penalties on our operations in China, delays of or restrictions on the repatriation of the proceeds from our offshore offerings into China, or other actions that could materially and adversely affect our business, financial condition, results of operations, and prospects, as well as the trading price of our securities.

Our ordinary shares may be prohibited from being trading on a national securities exchange or in the over-the-counter market in the United States if the Public Company Accounting Oversight Board (“PCAOB”) is unable to inspect our auditors for two consecutive years. The Holding Foreign Companies Accountable Act (the “HFCAA”) was enacted on December 18, 2020. Pursuant to the HFCAA, if the SEC determines that we have filed audit reports issued by a registered public accounting firm that has not been subject to inspection by the PCAOB, for three consecutive years, the SEC may prohibit our ordinary shares from being traded on a national securities exchange or in the over-the-counter market in the United States. On December 23, 2022, the Accelerating Holding Foreign Companies Accountable Act (the “AHFCAA”) was passed by the U.S. Senate, which amended the HFCAA by requiring the SEC to prohibit an issuer’s securities from trading on a national securities exchange or in the over-the-counter market in the United States if its auditor is not subject to PCAOB inspections for two consecutive years instead of three. On December 29, 2022, a legislation entitled “Consolidated Appropriations Act, 2023” (the “Consolidated Appropriations Act”) was signed into law by President Biden, which contained, among other things, an identical provision to the AHFCAA and amended the HFCAA by requiring the SEC to prohibit an issuer’s securities from trading on a national securities exchange or in the over-the-counter market in the United States if its auditor is not subject to PCAOB inspections for two consecutive years instead of three years. On December 16, 2021, the PCAOB issued a report on its determinations that it was unable to inspect or investigate completely PCAOB-registered public accounting firms headquartered in mainland China and in Hong Kong, because of positions taken by PRC authorities in those jurisdictions. The PCAOB made its determinations pursuant to PCAOB Rule 6100, which provides a framework for how the PCAOB fulfils its responsibilities under the HFCA. The report further listed in its Appendix A and Appendix B, Registered Public Accounting Firms Subject to the mainland China Determination and Registered Public Accounting Firms Subject to the Hong Kong Determination, respectively. Our auditor, Audit Alliance LLP, is headquartered in Singapore and registered with the PCAOB. Our auditor is subject to laws in the United States pursuant to which the PCAOB conducts regular inspections to assess our auditor’s compliance with the applicable professional standards. In addition, our auditors did not appear as part of the PCAOB’s report of determinations under the lists in Appendix A or Appendix B of the report issued by the PCAOB on December 16, 2021. On August 26, 2022, the CSRC, the Ministry of Finance of the PRC, and the PCAOB signed a Statement of Protocol, or the Protocol, governing inspections and investigations of audit firms based in mainland China and Hong Kong and taking the first step toward opening access for the PCAOB to inspect and investigate registered public accounting firms headquartered in mainland China and Hong Kong. Pursuant to the Protocol, the PCAOB shall have independent discretion to select any issuer audits for inspection or investigation and has the unfettered ability to transfer information to the SEC. On December 15, 2022, the PCAOB announced that it was able to secure complete access to inspect and investigate PCAOB-registered public accounting firms headquartered in mainland China and Hong Kong in 2022, and the PCAOB Board vacated its previous determinations that the PCAOB was unable to inspect or investigate completely registered public accounting firms headquartered in mainland China and Hong Kong. However, whether the PCAOB will continue to be able to satisfactorily conduct inspections of PCAOB-registered public accounting firms headquartered in mainland China and Hong Kong is subject to uncertainty and depends on a number of factors out of our, and our auditor’s, control. The PCAOB continues to demand complete access in mainland China and Hong Kong moving forward and has resumed regular inspections since March 2023. The PCAOB is continuing to pursue ongoing investigations and may initiate new investigations as needed. The PCAOB has indicated that it will act immediately to consider the need to issue new determinations with the HFCAA if needed. In the foregoing, in the event it is later determined that the PCAOB is unable to inspect or investigate completely our auditor, then such lack of inspection could cause our securities to be delisted from the stock exchange. The delisting of our ordinary shares (as defined in this prospectus), or the threat of their being delisted, may materially and adversely affect the value of your investment. See “Item 3. Key Information—D. Risk Factors— The joint statement by the SEC and the Public Company Accounting Oversight Board, or the PCAOB, proposed rule changes submitted by Nasdaq, and the Holding Foreign Companies Accountable Act, or the HFCAA, all call for additional and more stringent criteria to be applied to emerging market companies upon assessing the qualification of their auditors, especially non-U.S. auditors who are not inspected by the PCAOB” in Amendment 1 to our Annual Report on Form 20-F.

Cash transfers within our organization are effected by means of bank wires. As between Infobird Cayman, our Cayman Islands holding company, and its subsidiaries, cash is generally transferred by means of capital contributions and/or interest-free intercompany loans. Cash transferred or settled Infobird Cayman and its subsidiaries, on the one hand, and the consolidated VIE, on the other hand, is typically transferred through payments for fees under our Contractual Arrangements, expense reimbursements, or intercompany borrowings between Infobird Cayman or one of its subsidiaries and the consolidated VIE. All such loans are interest-free, unsecured and payable on demand. For more information regarding these contractual arrangements, see “Prospectus Summary—Contractual Arrangements.” As a general matter, Pure Media is entitled to a service fee equal to all of the consolidated net income of the VIE. However, the service fee may be adjusted by Pure Media based on the actual scope of services rendered by Pure Media and the operational needs and expanding demands of the consolidated VIE. The enforceability and treatment of the intercompany agreements within our organization, including the intercompany borrowings and the contractual arrangement with the VIE, have not been tested in court. Likewise, to the extent cash and/or assets in the business are in the PRC and/or Hong Kong or our PRC and/or Hong Kong entities, such funds and/or assets may not be available to fund operations or for other use outside of the PRC and/or Hong Kong due to interventions in or the imposition of restrictions and limitations on the ability of us or our subsidiaries by the PRC government to transfer cash and/or assets. There are no tax consequences for intercompany borrowings or the payment for intercompany services, except for the standard value added taxes and/or income taxes for the revenues and/or profits generated from such services.

The proceeds of any transactions within our organization, including with the VIE, are recorded on our books as “Inter-Company due,” and are eliminated in our consolidated financial statements. For more details, please refer to the principles of consolidation set forth in the notes to our consolidated financial statements for the years ended December 31, 2024 and 2023 as set forth in this annual report. Cash transferred outside of our organization to satisfy our obligations to third parties are also effected via wire transfer.

During the fiscal year ended December 31, 2024 and 2023, and up to the November 30, 2025:

●	approximately $510,000 was transferred from Infobird Cayman to Pure Media as assets transfer;

●	approximately $1,503,960 was transferred from Infobird Cayman to Inforbird Technologies and its subsidiaries;

●	approximately $1,068,985 was transferred from Inforbird Technologies to Guangnian Zhiyuan; and

●	approximately $510,000 was transferred from Pure Media to Infobird Cayman as cash transfer.

During the three years preceding the date of this prospectus, there have been no distributions or dividends by any of our direct or indirectly held subsidiaries to Infobird. During that same period, Infobird has not declared any dividends or made any distributions to its shareholders, including its U.S. investors, and we do not anticipate declaring a dividend in the foreseeable future. No assets other than cash are transferred within our organization. For more details, please see the section headed “Cash and Asset Flows through Our Organization”.

Investing in our securities involves risks. Prior to purchasing our securities, you should carefully consider the risk factors that will be described in any applicable prospectus supplement and the risk factors described in our filings with the Securities and Exchange Commission, or the SEC, as explained under the heading “Risk Factors” on page 20 of this prospectus.

Neither the United States Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is [ ], 202_

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ABOUT THIS PROSPECTUS

This prospectus is a part of a registration statement that we have filed with the SEC utilizing a “shelf” registration process. Under this shelf registration process, we may sell the securities described in this prospectus in one or more offerings up to a total dollar amount of initial aggregate offering price of US$300,000,000. This prospectus provides you with a general description of the securities that we may offer. Each time we sell securities under this process, we will provide a prospectus supplement that will contain specific information about the terms of that offering, including a description of any risks relating to the offering if those terms and risks are not described in this prospectus. A prospectus supplement may also add, update, or change information contained in this prospectus. If there is any inconsistency between the information in this prospectus and the applicable prospectus supplement, you should rely on the information in the prospectus supplement.

Before investing in our securities, please carefully read both this prospectus and any prospectus supplement together with the documents incorporated by reference into this prospectus, as listed under “Documents Incorporated by Reference,” and the additional information described below under “Where You Can Find More Information.”

In this prospectus, unless otherwise indicated or unless the context otherwise requires:

●	“Acquisitions” refers to (i) the equity acquisition agreement and an amendment to the Equity Acquisition Agreement entered with Shangri-La Trading Limited, dated June 28, 2024 and July 31, 2024, respectively, pursuant to which, the Company agreed to acquire 65% of the issued and outstanding equity of Pure Tech Global Limited for a consideration of $40.0 million, and the transaction closed on November 22, 2024, and (ii) the equity acquisition agreement entered with One One Business Limited, dated December 6, 2024, pursuant to which, the Company agreed to acquire 32% of the issued and outstanding equity of Pure Tech Global Limited for a consideration of $25.7 million , and the transaction closed on December 20, 2024.

●	“Beijing Suowangda” refers to Beijing Suowangda Technology Development Co., Ltd, a company established under the laws of the PRC and a wholly-owned subsidiary of Guangnian Zhiyuan;

●	“Guangnian Zhiyuan” refers to Guangnian Zhiyuan (Beijing) Technology Co., Ltd, a company established under the laws of the PRC and a wholly-owned subsidiary of Inforbird Technologies;

●	“HK$” refers to Hong Kong dollars, the legal currency of Hong Kong;

●	“Infobird Cayman,” the “Company,” “we,” “us” and “our” refer to Infobird Co., Ltd, a holding company incorporated as an exempted company with limited liability under the laws of the Cayman Islands, and its subsidiaries, Infor bird Technologies, Lightyear Technology, Guangnian Zhiyuan, Beijing Suowangda, Pure Tech and Pure Meida, and its variable interest entities, Pinmu Century and Zhenxi Brand;

●	“Infobird HK” refers to Infobird International Limited, a holding company established under the laws of Hong Kong and a wholly-owned subsidiary of Infobird Cayman;

●	“Infobird WFOE” refers to Infobird Digital Technology (Beijing) Co., Ltd., a company established under the laws of the PRC and a wholly-owned subsidiary of Infobird HK;

●	“Infobird Beijing”, the “variable interest entity” or the “VIE” refers to Beijing Infobird Software Co., Ltd., a company established under the laws of the PRC and a variable interest entity of Infobird WFOE;

●	“Infobird Guiyang” refers to Guiyang Infobird Cloud Computing Co., Ltd, a company established under the laws of the PRC and a 90.18% owned subsidiary of Infobird Beijing;

●	“Infobird Anhui” refers to Anhui Xinlijia E-commerce Co., Ltd (formerly known as Anhui Infobird Software Information Technology Co., Ltd), a company established under the laws of the PRC and a 99.95% owned subsidiary of Infobird Beijing;

●	“Inforbird Technologies” refers to Inforbird Technologies Limited, a holding company established under the laws of Hong Kong and a wholly-owned subsidiary of Infobird Cayman;

●	“Legacy Business” refers to the software-as-a-service, or SaaS, provider of innovative AI-powered, or artificial intelligence enabled, customer engagement solutions in China business which the Company and its subsidiaries were principally engaged in prior to the Sale;

●	“Lightyear Technology” refers to Lightyear Technology PTE. Ltd., a holding company established under the laws of Singapore and a wholly-owned subsidiary of Infobird Cayman;

●	“mainland China” refers to the PRC (excluding Hong Kong, Macau and Taiwan);

●	“New Business” refers to digital advertising and marketing campaign provider for the provision of end-to-end digital advertising solutions which the Pure Tech and its subsidiaries were principally engaged in prior to the Acquisitions;

●	“PRC” or “China” refers to the People’s Republic of China, excluding, for the purpose of this annual report, Taiwan.

●	“Pinmu Century” refers to Pinmu Century (Beijing) Marketing Technology Co., Ltd, a company established under the laws of the PRC and is the variable interest entity of Pure Media ;

●	“Pure Tech” refers to Pure Tech Global Limited., a holding company established under the laws of British Virgin Islands and a 97% owned subsidiary of Infobird Cayman ;

●	“Pure media” refers to Pure Media Limited, a holding company established under the laws of Hong Kong and a wholly owned subsidiary of Pure Tech ;

●	“RMB” or “Renminbi” refers to the legal currency of China;

●	“Sale” refers to the equity transfer agreement entered with CRservices Limited, a Mahé Island limited company and a shareholder of the Company, pursuant to which, the Company agreed to sell all the issued shares of Infobird HK for a consideration of HK$10,000. Infobird HK owns 100% of the equity interests of Infobird WFOE, which, in turn, controls Infobird Beijing and its subsidiaries, through a series of contractual arrangements in the PRC;

●	“Shanghai Qishuo” refers to Shanghai Qishuo Technology Inc., a company established under the laws of the PRC and a 51% owned subsidiary of Infobird Beijing;

●	“RMB” or “Renminbi” refers to the legal currency of China;

●	“Zhenxi Brand” refers to Zhenxi Brand marketing Consulting (Shanghai) Centre, a company established under the laws of the PRC and is a variable interest entity of Pure Media ; and

●	“$,” “US$” or “U.S. Dollars” refers to the legal currency of the United States.

We may sell securities to or through underwriters or dealers, and we may also sell securities directly to other purchasers or through agents. To the extent not described in this prospectus, the names of any underwriters, dealers, or agents employed by us in the sale of the securities covered by this prospectus, the principal amounts or number of shares or other securities, if any, to be purchased by such underwriters or dealers, and the compensation, if any, of such underwriters, dealers, or agents will be described in a prospectus supplement.

Owning securities may subject you to tax consequences in the United States. This prospectus or any applicable prospectus supplement may not describe these tax consequences fully. You should read the tax discussion in any prospectus supplement with respect to a particular offering and consult your own tax advisor with respect to your own particular circumstances.

You should rely only on the information contained in or incorporated by reference into this prospectus or a prospectus supplement. We have not authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. The distribution or possession of this prospectus in or from certain jurisdictions may be restricted by law. This prospectus is not an offer to sell the securities and is not soliciting an offer to buy the securities in any jurisdiction where the offer or sale is not permitted or where the person making the offer or sale is not qualified to do so or to any person to whom it is not permitted to make such offer or sale. You should assume that the information contained in this prospectus and in any applicable prospectus supplement is accurate only as of the date on the front cover of this prospectus or prospectus supplement, as applicable, and the information incorporated by reference into this prospectus or any prospectus supplement is accurate only as of the date of the document incorporated by reference. Our business, financial condition, results of operations and prospects may have changed since that date.

This prospectus and the documents incorporated by reference into this prospectus contain company names, product names, trade names, trademarks and service marks of Infobird and other organizations, all of which are the property of their respective owners. We own or have rights to trademarks, service marks or trade names that we use in connection with the operation of our business. Solely for convenience, the trademarks, service marks, tradenames and copyrights referred to in this prospectus are listed without the ©, ® and TM symbols, but we will assert, to the fullest extent under applicable law, our rights or the rights of the applicable licensors to these trademarks, service marks and tradenames.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form F-3, of which this prospectus forms a part. This prospectus does not contain all the information set out in the registration statement. For further information about us and the securities, please refer to the registration statement, including the exhibits to the registration statement. The exhibits to the registration statement provide more details of the matters discussed in this prospectus.

We are subject to the informational requirements of the Securities Exchange Act of 1934, or the Exchange Act, and we file reports and other information with the SEC. You may read and copy any of our reports and other information at, and obtain copies upon payment of prescribed fees from, the Public Reference Room maintained by the SEC at 100 F Street, N.E., Washington, DC 20549. In addition, the SEC maintains a web site that contains reports and other information regarding registrants that file electronically with the SEC at www.sec.gov. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330.

As a foreign private issuer, we are exempt under the Exchange Act from, among other things, certain rules prescribing the furnishing and content of proxy statements, and our executive officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. In addition, we are not required under the Exchange Act to file periodic reports and financial statements with the SEC as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act. We file with the SEC an Annual Report on Form 20-F containing financial statements audited by an independent registered public accounting firm.

We are also subject to the full informational requirements of the securities commissions in all provinces of Canada, and you are also invited to read and copy any reports, statements or other information, other than confidential filings, that we file with the Canadian provincial securities commissions. These filings are also electronically available from the Canadian System for Electronic Document Analysis and Retrieval at www.sedar.com, the Canadian equivalent of the SEC’s electronic document gathering and retrieval system.

DOCUMENTS INCORPORATED BY REFERENCE

The SEC allows us to “incorporate by reference” into this prospectus the documents we file with, or furnish to, them, which means that we can disclose important information to you by referring you to these documents. The information that we incorporate by reference into this prospectus forms a part of this prospectus, and information that we file later with the SEC automatically updates and supersedes any information in this prospectus. We incorporate by reference into this prospectus the documents listed below:

●	our Annual Report on Form 20-F for the fiscal year ended December 31, 2024 filed with the SEC on April 10, 2025 and amended by filing of an Annual Report on Form 20-F/A with the SEC on August 12, 2025;

●	our Current Reports on Form 6-K filed with the SEC on May 12, 2025, September 2, 2025, September 8, 2025, and September 10, 2025; and

●	the description of our shares set forth in our registration statement on Form F-1 (File No. 333-251234) filed with the SEC on March 15, 2021 and declared effective on March 31, 2021, and our Form 8-A filed with the SEC on March 30, 2021, including any amendment or report filed for the purpose of updating that description.

All documents filed by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this prospectus and prior to the termination of the offering of the securities offered by this prospectus are incorporated by reference into this prospectus and form part of this prospectus from the date of filing or furnishing of these documents. Any documents that we furnish to the SEC on Form 6-K subsequent to the date of this prospectus will be incorporated by reference into this prospectus only to the extent specifically set forth in the Form 6-K.

Any statement contained in a document incorporated by reference into this prospectus shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus, in one of those other documents or in any other later filed document that is also incorporated by reference into this prospectus modifies or supersedes that statement. Any such statement so modified shall not be deemed, except as so modified, to constitute a part of this prospectus. Any such statement so superseded shall be deemed not to constitute a part of this prospectus.

Any person receiving a copy of this prospectus, including any beneficial owner, may obtain without charge, upon written or oral request, a copy of any of the documents incorporated by reference into this prospectus, except for the exhibits to those documents unless the exhibits are specifically incorporated by reference into those documents. Requests should be directed to our principal executive office, Room 706, 7/F, Low Block, Grand Millennium Plaza, 181 Queen’s Road Central, Central, Hong Kong.

SUMMARY

This summary does not contain all of the information about our company that may be important to you and your investment decision. You should carefully read the entire prospectus and the applicable prospectus supplement, including the section entitled “Risk Factors” as well as the risk factors described in the documents incorporated by reference into this prospectus and the applicable prospectus supplement, before making an investment decision.

Our Company

On August 11, 2023, the Company entered into the Agreement with CRservices, a Mahé Island limited company and a shareholder of the Company, pursuant to which, the Company agreed to sell all the issued shares of Infobird HK, for a consideration of HK$10,000. Infobird HK owns 100% of the equity interests of the WFOE, which, in turn, controls the VIE and its subsidiaries, through a series of contractual arrangements in the PRC Infobird HK, through the VIE and its subsidiaries, is engaged in the software-as-a-service, or SaaS business, providing AI-powered, or artificial intelligence enabled, customer engagement solutions in China, held substantially all of the assets of the Company and generated substantially all of the revenues of the Company prior to the Sale. Pursuant to the Agreement, upon execution of the Agreement, the Company will no longer be involved in the business operation of Infobird HK and relinquish all rights and interests in the allocation of Infobird HK’s property and profits. The sale was completed on the same day. Upon completion, the Company ceased to have any business operation in mainland China. As previously announced, in July 2023, the Company formed Inforbird Technologies Limited, a Hong Kong corporation and wholly owned subsidiary, through which the Company commenced operations in Hong Kong.

Recent Developments

On June 28, 2024 and July 31, 2024, Infobird Co., Ltd entered into an equity acquisition agreement and an amendment to the equity acquisition agreement (the “Equity Acquisition Agreement”) with Shangri-La Trading Limited (the “Seller”), in a single transaction, to acquire 65% of the issued and outstanding equity of Pure Tech at closing. Pure Tech which in turn indirectly wholly controls Pinmu Century, a variable interest entity, and its subsidiaries, and Zhenxi Brand, a variable interest entity, and its subsidiaries. The aggregate purchase price for the equity acquisition was approximately $40.0 million, inclusive of transaction costs, and was funded using the cash on hand of $33 million and a promissory note of $7 million . The acquisition closed in November 2024.

On December 6, 2024, we entered into an equity acquisition agreement with One One Business Limited, in a single transaction, to acquire 32% of the issued and outstanding equity of Pure Tech. The acquisition closed in December 2024. The Company paid $19.8 million in cash and issued a senior convertible note in the principal amount of US$5,953,095. After closing, the Company has become the legal and beneficial owner of 97% of the issued and outstanding equity of Pure Tech.

Pure Tech and its subsidiaries are a technology company specializing in digital advertising and marketing campaign for customers. With Pure Tech’s digital technologies, we strive to develop effective and efficient online marketing strategies for customers. Based on the software and technology advantages built by years of research and development investments, as well as years of accumulated experience in digital marketing and intelligent customer service, our Group plans to vertically expands the market in the maternal and infant vertical field within the same industry, explores more customer opportunities, and enhances the company’s value and competitiveness in the industry.

Our current emphasis and goals primarily include implementing precision targeting and personalized audience engagement through data analytic and online multi-platforms via our Acquisitions. Our service portfolio inclues social media marketing, search engine optimization, and strategic content distribution, all designed to optimize customer acquisition, campaign performance, and conversion rate enhancement.

Pure Tech Overview

Pure Tech demonstrates cross-domain expertise spanning brand strategy, creative development, public relations, and digital marketing operations, providing end-to-end digital advertising solutions.

Pure Tech dedicates itself to crafting distinctive and impactful digital brand identities for corporate customers. Through rigorous market research and data analytic, Pure Tech precisely identifies target audience insights and emerging market trends to establish scientifically validated brand positioning. Pure Tech’s integrated digital branding ecosystem encompasses strategic brand conceptualization, visual identity design, and multichannel communication planning. This systematic approach enables enterprises to differentiate themselves in competitive digital markets while enhancing brand visibility and market penetration.

Pure Tech maintains a robust team of creative professionals and digital marketing specialists. The creative division delivers customized marketing solutions through innovative thinking and imaginative approaches, excelling in advertising concepts, content production, and event ideation to capture consumer attention. Complemented by digital execution capabilities, Pure Tech implements precision targeting and personalized audience engagement through data analytic and online multi-platforms. The service portfolio of Pure Tech includes social media marketing, search engine optimization, and strategic content distribution, all designed to optimize customer acquisition, campaign performance, and conversion rate enhancement.

Pure Tech’s media collaborations are categorized into maternity vertical channels, and cross-industry channels. Maternity vertical channels include Kaiwang (Hangzhou) Technology Co., Ltd. (“Qinbaobao”), Beijing Zhongming Century Technology Co., Ltd. Jiangsu Branch (“BabyTree”) and Ji’an Shengcheng Media Co., Ltd. (“Mama Network”); and cross-Industry channels include Renotes, Douyin (TikTok), and other social media platforms.

Pure Tech’s customers are primarily from the maternal and infant care sector, with Beijing Weilan Chuangzhi Technology Co., Ltd. and A2 being the key accounts. As of December 31, 2024, their revenue contributions accounted for 71.80% and 25.97%, respectively.

Our Corporate Structure and Contractual Arrangements with the VIE

It is important to note that Infobird Cayman is not a Chinese operating company but a Cayman Islands holding company with no operations of its own that uses a structure that involves a variable interest entity, or VIE, based in China. Investors in Infobird Cayman’s ordinary shares are not purchasing equity interest in operating entities in China but instead are purchasing equity interest in a Cayman Islands holding company. Infobird Cayman’s subsidiaries and the VIE and the VIE’s subsidiaries conduct operations in China. The VIE is consolidated for accounting purposes but it is not an entity in which Infobird Cayman or its subsidiaries own equity.

Infobird Cayman is not a Chinese operating company but a Cayman Islands holding company with operations conducted by its subsidiaries and through contractual arrangements with the VIE based in China, and this structure involves unique risks to investors. Infobird Cayman and its subsidiaries have no equity ownership in the VIE or the VIE’s subsidiaries. We, Infobird Cayman, conduct our operations in China through (i) our subsidiaries, and (ii) the VIE with which we have maintained contractual arrangements and its subsidiaries in China. The VIE structure is used to provide investors with exposure to foreign investment in China-based companies where Chinese law prohibits direct foreign investment in the operating companies. We, Infobird Cayman, are a holding company registered in the Cayman Islands. To comply with PRC laws and regulations, we conduct our business in China mainly through the VIE and its subsidiaries, based on a series of contractual arrangements by and among the VIE, and the VIE’s shareholders, or the Contractual Arrangements. Investors in Infobird Cayman’s ordinary shares may never hold equity interests in the Chinese operating companies but instead hold equity interests in Infobird Cayman, which is a holding company incorporated in the Cayman Islands.

The Contractual Arrangements may not be as effective as direct ownership in providing us with control over the VIE and we may incur substantial costs to enforce the terms of the Contractual Arrangements. In addition, the Contractual Arrangements have not been tested in a court of law, including in China courts. See “Item 3. Key Information—D. Risk Factors—Risks Related to Our Corporate Structure—We conduct our business through Pinmu Century by means of Contractual Arrangements. If the PRC courts or administrative authorities determine that these Contractual Arrangements do not comply with applicable regulations, we could be subject to severe penalties and our business could be adversely affected. In addition, changes in or different interpretations of such PRC laws and regulations may also materially and adversely affect our business” in Amendment 1 to our Annual Report on Form 20-F. This structure involves unique risks to investors. See “Item 3. Key Information—D. Risk Factors—Risks Related to Our Corporate Structure—We depend upon the Contractual Arrangements in conducting our business in China, which may not be as effective as direct ownership” and “Item 3. Key Information—D. Risk Factors—Risks Related to Our Corporate Structure—Because we rely on the Contractual Arrangements for our revenue, the termination of these agreements would severely and detrimentally affect our continuing business viability under our current corporate structure” in Amendment 1 to our Annual Report on Form 20-F.

There are also substantial uncertainties regarding the interpretation and application of current and future PRC laws, regulations and rules regarding the status of the rights of our Cayman Islands holding company with respect to the Contractual Arrangements with the VIE and its shareholders. It is uncertain whether any new PRC laws or regulations relating to variable interest entity structures will be adopted or if adopted, what they would provide. If we or the variable interest entity are found to be in violation of any existing or future PRC laws or regulations, or fail to obtain or maintain any required permits or approvals, the relevant PRC regulatory authorities would have broad discretion to take action in dealing with such violations or failures, including that the PRC regulatory authorities could disallow the variable interest entity structure. These risks could result in a material change in our operations and/or a material change in the value of the securities, including that it could cause the value of such securities to significantly decline or become worthless. See “Item 3. Key Information—D. Risk Factors—Risks Related to Our Corporate Structure—Contractual arrangements in relation to the VIE may be subject to scrutiny by the PRC tax authorities and they may determine that we or the VIE owe additional taxes, which could negatively affect our financial condition and the value of your investment.” and “Item 3. Key Information—D. Risk Factors—Risks Related to Our Corporate Structure—We conduct our business through Pinmu Century by means of Contractual Arrangements. If the PRC courts or administrative authorities determine that these Contractual Arrangements do not comply with applicable regulations, we could be subject to severe penalties and our business could be adversely affected. In addition, changes in or different interpretations of such PRC laws and regulations may also materially and adversely affect our business” in Amendment 1 to our Annual Report on Form 20-F.

We face various legal and operational risks associated with being based in or having the majority of our operations in China, and we are subject to complex and evolving PRC laws and regulations. For example, we face risks associated with recent statements and regulatory actions by China’s government, such as those related to the use of variable interest entities, regulatory approvals on offshore offerings, anti-monopoly concerns and regulatory actions, and oversight of data security, which may impact our ability to conduct our business, accept foreign investments, or list on the United States or other foreign exchange. New laws and regulations may be adopted from time to time, which may require us to obtain additional licenses and permits for our operations and services. If we offer new functions and services in the future, we may be required to obtain additional licenses, permits, filings or approvals for such functions or services. These risks could result in a material change in our operations and/or the value of our ordinary shares or could significantly limit or completely hinder our ability to offer or continue to offer securities to investors and cause the value of such securities to significantly decline or be worthless. For a detailed description of risks related to doing business in China, please refer to risks disclosed under “Item 3. Key Information—D. Risk Factors—Risks Related to Doing Business in China.” For a detailed description of risks related to the use of variable interest entity and data security or anti-monopoly concerns, which have or may impact the Company’s ability to conduct its business, accept foreign investments, or list on a U.S. or other foreign exchange, please refer to risks disclosed under “Item 3. Key Information—D. Risk Factors—Risks Related to Our Corporate Structure—Our current corporate structure and business operations may be affected by the relatively newly enacted Foreign Investment Law,” “Item 3. Key Information—D. Risk Factors—Risks Related to Doing Business in China—Failure of beneficial owners of our shares who are PRC residents to comply with certain PRC foreign exchange regulations could restrict our ability to distribute profits, restrict our overseas and cross-border investment activities and subject us to liability under PRC law” and “Item 3. Key Information—D. Risk Factors—Risks Related to Doing Business in China—Our business generates and processes a large amount of data, and we are required to comply with PRC and other applicable laws relating to privacy and cybersecurity. The improper use or disclosure of data could have a material and adverse effect on our business and prospects,” as well as “Item 3. Key Information—D. Risk Factors—Risks Related to Doing Business in China—Certain PRC regulations may make it more difficult for us to pursue growth through acquisitions” in Amendment 1 to our Annual Report on Form 20-F.

There are risks arising from the legal system in China, including risks and uncertainties regarding the enforcement of laws. In particular, there are uncertainties regarding the interpretation and enforcement of PRC laws, rules and regulations, and changes in policies, laws, rules and regulations in the PRC could adversely affect us. Most of our operations are conducted in the PRC, and are governed by PRC laws, rules and regulations. China has not developed a fully integrated legal system, and enacted laws, rules and regulations may not sufficiently cover all aspects of economic activities in China or may be subject to a significant degree of interpretation by PRC regulatory agencies and courts. Further, rules and regulations in China can change quickly with little advance notice. In particular, because these laws, rules and regulations are relatively new and quickly evolving, and because of the limited number of published decisions and the non-precedential nature of these decisions, and because the laws, rules and regulations often give the relevant regulator certain discretion in how to enforce them, the interpretation and enforcement of these laws, rules and regulations involve uncertainties and can be inconsistent and unpredictable. In addition, the PRC legal system is based in part on government policies and internal rules, some of which are not published on a timely basis or at all, and which may have a retroactive effect. Therefore, we may not be aware of our violation of these policies and rules until after the occurrence of the violation, which could result in a material change in our operations and/or the value of our ordinary shares. For more details, see “Item 4. Information on the Company—B. Business Overview—Regulations” and “Item 3. Key Information—D. Risk Factors—Risks Related to Doing Business in China—Uncertainties with respect to China’s legal system could materially and adversely affect us” in Amendment 1 to our Annual Report on Form 20-F.

Furthermore, substantially all of our assets and operations are located in China . Accordingly, our business, financial condition, results of operations and prospects may be influenced to a significant degree by political, economic and social conditions in China generally and therefore by the significant discretion of Chinese governmental authorities. The Chinese government may exercise significant oversight and discretion over offerings that are conducted overseas and the conduct of our business, may intervene in or influence our operations at any time, and may exert more control over foreign investment in China-based issuers, which could result in a material change in our operations and/or the value of our ordinary shares, and significantly limit or completely hinder our ability to offer or continue to offer securities to investors and cause the value of such securities to significantly decline or be worthless. For more details, see “Item 3. Key Information—D. Risk Factors—Risks Related to Doing Business in China—Changes in China’s economic, political or social conditions or government policies could have a material adverse effect on our business and operations” and “Item 3. Key Information-D. Risk Factors—Risks Related to Doing Business in China—We are based in, and our operations are located in, China through our subsidiaries, the VIE and its subsidiaries. Our ability to operate in China may be impaired by changes in Chinese laws and regulations, including those relating to taxation, environmental regulation, restrictions on foreign investment, and other matters” in Amendment 1 to our Annual Report on Form 20-F

Infobird Cayman is not an operating company in China but is a Cayman Islands holding company that does not conduct operations and uses a structure that involves a VIE based in China. Our investors purchase equity interests in Infobird Cayman, the Cayman Islands holding company, not in the Chinese operating companies. The following diagram illustrates the corporate structure of Infobird Cayman, its subsidiaries, and the VIE and its subsidiaries as of the date of this annual report:

Investors in Infobird Cayman’s ordinary shares are not purchasing equity interest in operating entities in China but instead are purchasing equity interest in a Cayman Islands holding company. Infobird Cayman is not a Chinese operating company, but is instead a Cayman Islands holding company. Our operations are conducted in China through our subsidiaries and Pinmu Century, which is considered a variable interest entity for accounting purposes, and its subsidiaries. The Contractual Arrangements, including powers of attorney, exclusive business cooperation agreement, equity interest pledge agreements, exclusive option agreements and spousal consent letters, have been entered into by and among the VIE and the VIE’s shareholders. As a result of the Contractual Arrangements, we, through Pure Media, have economic rights and exercise control over the VIE and are considered the primary beneficiary of the VIE for accounting purposes, and, accordingly we have consolidated the VIE’s operations and financial results into our consolidated financial statements. For more details of the Contractual Arrangements, see “Item 4. Information on the Company—A. History and Development of the Company—Contractual Arrangements” in Amendment 1 to our Annual Report on Form 20-F.

Our affiliation with Pinmu Century is managed through the Contractual Arrangements, which agreements may not be as effective in providing us with control over Pinmu Century and its subsidiaries as direct ownership in controlling entities organized in the PRC, which often hold the licenses necessary to conduct business in the PRC. The Contractual Arrangements are not equivalent to equity ownership in the business of the VIE. Neither the investors in Infobird Cayman, the Cayman Islands holding company, nor Infobird Cayman itself have an equity ownership in, direct foreign investment in, or control of, through such ownership or investment, the VIE. Further, the Contractual Arrangements have not been tested in a court of law, including in China courts. The Contractual Arrangements are governed by and would be interpreted in accordance with the laws of the PRC. If Pinmu Century fails to perform the obligations under the Contractual Arrangements, we may have to rely on legal remedies under the laws of the PRC, including seeking specific performance or injunctive relief and claiming damages. There is a risk that we may be unable to obtain any of these remedies, which could affect our investors and the value of their investment. The legal environment in the PRC is not as developed as in other jurisdictions. As a result, uncertainties in the PRC legal system could limit our ability to enforce the Contractual Arrangements, or could affect the validity of the Contractual Arrangements. Thus, the Contractual Arrangements may be less effective than direct ownership and we may incur substantial costs to enforce the terms of the Contractual Arrangements. See “Item 4. Information on the Company—C. Organizational Structure” and “Item 3. Key Information—D. Risk Factors—Risks Related to Our Corporate Structure—We depend upon the Contractual Arrangements in conducting our business in China, which may not be as effective as direct ownership” in Amendment 1 to our Annual Report on Form 20-F. In addition, such Contractual Arrangements have not been tested in a court of law, including China courts, and we may face challenges enforcing these Contractual Arrangements due to legal uncertainties and jurisdictional limits, and thus there are uncertainties regarding the status of the rights of the Cayman Islands holding company with respect to the Contractual Arrangements with the VIE and its shareholders. See also “Item 3. Key Information—D. Risk Factors—Risks Related to Our Corporate Structure—We conduct our business through Pinmu Century by means of Contractual Arrangements. If the PRC courts or administrative authorities determine that these Contractual Arrangements do not comply with applicable regulations, we could be subject to severe penalties and our business could be adversely affected. In addition, changes in or different interpretations of such PRC laws and regulations may also materially and adversely affect our business” in Amendment 1 to our Annual Report on Form 20-F.

The Contractual Arrangements are not equivalent to equity ownership in the business of the VIE. Neither the investors in Infobird Cayman, the Cayman Islands holding company, nor Infobird Cayman itself have an equity ownership in, direct foreign investment in, or control of, through such ownership or investment, the VIE. Our business is conducted through Pinmu Century, which is considered a VIE for accounting purposes, and we, through Pure Media, are considered the primary beneficiary of Pinmu Century for accounting purposes, thus enabling us to consolidate Pinmu Century’s operations and financial results in our consolidated financial statements. Infobird Cayman and Pure Tech were established as the holding companies of Pure Media. Pure Media is the primary beneficiary for accounting purposes of Pinmu Century and its subsidiaries. All of these entities are under common control which results in the consolidation of Pinmu Century and subsidiaries which have been accounted for as a reorganization of entities under common control at carrying value. Pure Media is deemed to have a controlling financial interest and be the primary beneficiary for accounting purposes of Pinmu Century because it has both of the following characteristics: (1) the power to direct activities at Pinmu Century that most significantly impact such entity’s economic performance, and (2) the right to receive benefits from Pinmu Century that could potentially be significant to such entity.

In the event that in the future Pinmu Century, currently a VIE, no longer meets the definition of a VIE under applicable accounting rules or Infobird Co., Ltd is no longer deemed the primary beneficiary for accounting purposes, we would not be able to consolidate line-by-line Pinmu Century’s operations and financial results in our consolidated financial statements for reporting purposes. For more details, see “Item 3. Key Information—D Risk Factors—Risks Related to Our Corporate Structure—We may not be able to consolidate the operations or financial results of some of our affiliated companies or such consolidation could materially and adversely affect our operating results and financial condition” in Amendment 1 to our Annual Report on Form 20-F.

Further, the Contractual Arrangements have not been tested in a court of law, including in China courts. See “Item 3. Key Information—D. Risk Factors—Risks Related to Our Corporate Structure—We conduct our business through Pinmu Century by means of Contractual Arrangements. If the PRC courts or administrative authorities determine that these Contractual Arrangements do not comply with applicable regulations, we could be subject to severe penalties and our business could be adversely affected. In addition, changes in or different interpretations of such PRC laws and regulations may also materially and adversely affect our business” in Amendment 1 to our Annual Report on Form 20-F.

Contractual Arrangements

Due to legal restrictions on foreign ownership and investment in, among other areas, the development and operation of information technology in China, including cloud computing and big data analytics, we operate our businesses in which foreign investment is restricted or prohibited in the PRC through certain PRC domestic companies through the Contractual Arrangements. Neither we nor our subsidiaries own any equity interest in Pinmu Century. As such, Pinmu Century is controlled through the Contractual Arrangements in lieu of direct equity ownership by Infobird Cayman or any of its subsidiaries. Such Contractual Arrangements consist of a series of three agreements, along with shareholders’ powers of attorney, or POAs, and spousal consent letters, which were signed on May 27, 2020.

Our affiliation with Pinmu Century is managed through the Contractual Arrangements, which agreements may not be as effective in providing us with control over Pinmu Century and its subsidiaries as direct ownership in controlling entities organized in the PRC, which often hold the licenses necessary to conduct business in the PRC. The Contractual Arrangements are not equivalent to equity ownership in the business of the VIE. Neither the investors in Infobird Cayman, the Cayman Islands holding company, nor Infobird Cayman itself have an equity ownership in, direct foreign investment in, or control of, through such ownership or investment, the VIE. Further, the Contractual Arrangements have not been tested in a court of law, including in China courts. The Contractual Arrangements are governed by and would be interpreted in accordance with the laws of the PRC. If Pinmu Century fails to perform the obligations under the Contractual Arrangements, we may have to rely on legal remedies under the laws of the PRC, including seeking specific performance or injunctive relief and claiming damages. There is a risk that we may be unable to obtain any of these remedies, which could affect our investors and the value of their investment. The legal environment in the PRC is not as developed as in other jurisdictions. As a result, uncertainties in the PRC legal system could limit our ability to enforce the Contractual Arrangements, or could affect the validity of the Contractual Arrangements. Thus, the Contractual Arrangements may be less effective than direct ownership and we may incur substantial costs to enforce the terms of the Contractual Arrangements. See “Item 3. Key Information—D. Risk Factors—Risks Related to Our Corporate Structure—We depend upon the Contractual Arrangements in conducting our business in China, which may not be as effective as direct ownership” in Amendment 1 to our Annual Report on Form 20-F. In addition, such Contractual Arrangements have not been tested in a court of law, including China courts, and we may face challenges enforcing these Contractual Arrangements due to legal uncertainties and jurisdictional limits, and thus there are uncertainties regarding the status of the rights of the Cayman Islands holding company with respect to the Contractual Arrangements with the VIE and its shareholders. See also “Item 3. Key Information—D. Risk Factors—Risks Related to Our Corporate Structure—We conduct our business through Pinmu Century by means of Contractual Arrangements. If the PRC courts or administrative authorities determine that these Contractual Arrangements do not comply with applicable regulations, we could be subject to severe penalties and our business could be adversely affected. In addition, changes in or different interpretations of such PRC laws and regulations may also materially and adversely affect our business” in Amendment 1 to our Annual Report on Form 20-F.

The significant terms of the Contractual Arrangements are as follows:

Exclusive Business Cooperation Agreement

Pursuant to the exclusive business cooperation agreement between Pure Media and Pinmu Century, Pure Media has the exclusive right to provide Pinmu Century with technical support services, consulting services and other services, including technical support and training, business management consultation, consultation, collection and research of technology and market information, marketing and promotion services, customer order management and customer services, lease equipment or properties, provide legitimate rights to use software license, provide deployment, maintenances and upgrade of software, design installation, daily management, maintenance and updating network system, hardware and database, and other services requested by Pinmu Century from time to time to the extent permitted under PRC law. In exchange, Pure Media is entitled to a service fee equal to all of the consolidated net income of the Pinmu Century. However, the service fee may be adjusted by Pure Media based on the actual scope of services rendered by Pure Media and the operational needs and expanding demands of Pinmu Century.

The exclusive business cooperation agreement remains in effect unless terminated in accordance with the following provision of the agreement or terminated in writing by Pure Media.

During the term of the exclusive business cooperation agreement, Pure Media and Pinmu Century shall renew the operation term prior to the expiration thereof so as to enable the exclusive business cooperation agreement to remain effective. The exclusive business cooperation agreement shall be terminated upon the expiration of the operation term of either Pure Media or Pinmu Century if the application for renewal of the operation term is not approved by relevant government authorities. If an application for renewal of the operation term is not approved, according to the PRC Company Law, the expiration of the operation term may lead to the dissolution and cancellation of such PRC company.

Exclusive Option Agreements

Pursuant to the exclusive option agreements among Pure Media, Pinmu Century and the shareholders who collectively owned all of Pinmu Century, such shareholders jointly and severally grant Pure Media an option to purchase their equity interests in Pinmu Century. The purchase price shall be the lowest price then permitted under applicable PRC laws. Pure Media or its designated person may exercise such option at any time to purchase all or part of the equity interests in Pinmu Century until it has acquired all equity interests of Pinmu Century, which is irrevocable during the term of the agreements.

The exclusive option agreements remain in effect until all equity interest held by shareholders in Pinmu Century has been transferred or assigned to Pure Media and/or any other person designated by the Pure Media in accordance with such agreement.

 Equity Interest Pledge Agreements

Pursuant to the equity interest pledge agreements, among Pure Media, Pinmu Century, and the shareholders who collectively owned all of Pinmu Century, such shareholders pledge all of the equity interests in Pinmu Century to Pure Media as collateral to secure the obligations of Pinmu Century under the exclusive business cooperation agreement and exclusive option agreements. These shareholders are prohibited from transferring the pledged equity interests without the prior consent of Pure Media unless transferring the equity interests to Pure Media or its designated person in accordance to the exclusive option agreements.

The equity interest pledge agreements shall come into force the date on which the pledged interests are recorded, which is within three (3) days after signing of the agreements on May 27, 2020, under Pinmu Century’s register of shareholders and are registered with the competent Administration for Market Regulation of Pinmu Century until all of the obligations to Pure Media have been fulfilled completely by Pinmu Century. Nineteen shareholders of Pinmu Century have registered the pledges of equity interest with the competent Administration for Market Regulation in accordance with the Civil Code of the PRC.

Shareholders’ POAs

Pursuant to the shareholders’ POAs, the shareholders of Pinmu Century give Pure Media an irrevocable proxy to act on their behalf on all matters pertaining to Pinmu Century and to exercise all of their rights as shareholders of Pinmu Century, including the (i) right to attend shareholders meeting; (ii) to exercise voting rights and all of the other rights including but not limited to the sale or transfer or pledge or disposition of the shares held in part or in whole; and (iii) designate and appoint on behalf of the shareholder the legal representative, the directors, supervisors, the chief executive officer and other senior management members of Pinmu Century, and to sign transfer documents and any other documents in relation to the fulfillment of the obligations under the exclusive option agreements and the equity interest pledge agreements. The shareholders’ POAs shall remain in effect while the shareholders of Pinmu Century hold the equity interests in Pinmu Century.

Spousal Consent Letters

Pursuant to the spousal consent letters, the spouses of the shareholders of Pinmu Century commit that they have no right to make any assertions in connection with the equity interests of Pinmu Century, which are held by the shareholders. In the event that the spouses obtain any equity interests of Pinmu Century, which are held by the shareholders, for any reasons, the spouses of the shareholders shall be bound by the exclusive option agreement, the equity interest pledge agreement, the shareholder POA and the exclusive business cooperation agreement and comply with the obligations thereunder as a shareholder of Pinmu Century. The letters are irrevocable and shall not be withdrawn without the consent of Pure Media.

Based on the foregoing Contractual Arrangements, which grant Pure Media effective control of Pinmu Century and subsidiaries and enable Pure Media to receive all of their expected residual returns, we account for Pinmu Century as a VIE. Accordingly, we consolidate the accounts of Pinmu Century and subsidiaries for the periods presented herein, in accordance with Regulation S-X-3A-02 promulgated by the SEC, and Accounting Standards Codification, or ASC, 810-10, Consolidation.

Pure Media, the VIE and its consolidated subsidiaries, or investors transfer funds through our organization under the applicable PRC laws and regulations. To the extent our cash in the business is in the PRC or a PRC entity, the funds may not be available to distribute dividends to our investors, or for other use outside of the PRC, due to interventions in or the imposition of restrictions and limitations on the ability of us, our subsidiaries, or the VIE by the PRC government to transfer cash. As of the date of this annual report, none of Infobird Cayman, its subsidiaries, the VIE or its subsidiaries has written cash management policies or procedures in place that dictate how funds are transferred. Rather, the funds can be transferred in accordance with the applicable PRC laws and regulations.

We, Infobird Cayman, are a Cayman Islands holding company, and we may rely principally on dividends and other distributions on equity paid by our subsidiaries for cash and financing requirements we may have, including the funds necessary to pay dividends and other cash distributions to our shareholders and service any debt we may incur. If any of our subsidiaries incur debt on their own behalf in the future, the instruments governing the debt may restrict their ability to pay dividends or make other distributions to us. As we conduct our operations in China primarily through our subsidiaries, the VIE and its subsidiaries, our ability to pay dividends to the shareholders and to service any debt we may incur may depend upon dividends paid by our subsidiaries and license and service fees paid by the VIE. Remittance of dividends by a wholly foreign-owned enterprise out of China is also subject to examination by the banks designated by SAFE. In addition, our subsidiaries, the VIE and its subsidiaries in China are required to set aside at least 10% of their after-tax profits each year, if any, to fund a statutory reserve until such reserve reaches 50% of its registered capital. For more details, see “Item 3 Key Information—D. Risk Factors—Risks Related to Doing Business in China—We may rely on dividends and other distributions on equity paid by our PRC subsidiaries to fund any cash and financing requirements we may have, and any limitation on the ability of our PRC subsidiaries to make payments to us could have a material and adverse effect on our ability to conduct our business” in Amendment 1 to our Annual Report on Form 20-F.

Cash Transfers Within our Organization

Cash transfers within our organization are effected by means of bank wires. As between Infobird Cayman, our Cayman Islands holding company, and its subsidiaries, cash is generally transferred by means of capital contributions and/or interest-free intercompany loans. Cash transferred or settled Infobird Cayman and its subsidiaries, on the one hand, and the consolidated VIE, on the other hand, is typically transferred through payments for fees under our Contractual Arrangements, expense reimbursements, or intercompany borrowings between Infobird Cayman or one of its subsidiaries and the consolidated VIE. All such loans are interest-free, unsecured and payable on demand. As a general matter, Pure Media is entitled to a service fee equal to all of the consolidated net income of the VIE. However, the service fee may be adjusted by Pure Media based on the actual scope of services rendered by Pure Media and the operational needs and expanding demands of the consolidated VIE. The enforceability and treatment of the intercompany agreements within our organization, including the intercompany borrowings and the contractual arrangement with the VIE, have not been tested in court. Likewise, to the extent cash and/or assets in the business are in the PRC and/or Hong Kong or our PRC and/or Hong Kong entities, such funds and/or assets may not be available to fund operations or for other use outside of the PRC and/or Hong Kong due to interventions in or the imposition of restrictions and limitations on the ability of us or our subsidiaries by the PRC government to transfer cash and/or assets. There are no tax consequences for intercompany borrowings or the payment for intercompany services, except for the standard value added taxes and/or income taxes for the revenues and/or profits generated from such services.

The proceeds of any transactions within our organization, including with the VIE, are recorded on our books as “Inter-Company due,” and are eliminated in our consolidated financial statements. For more details, please refer to the principles of consolidation set forth in the notes to our consolidated financial statements for the years ended December 31, 2024 and 2023 as set forth in this annual report. Cash transferred outside of our organization to satisfy our obligations to third parties are also effected via wire transfer.

During the fiscal year ended December 31, 2024 and 2023, and up to the November 30, 2025:

●	approximately $510,000 was transferred from Infobird Cayman to Pure Media as assets transfer;

●	approximately $1,503,960 was transferred from Infobird Cayman to Inforbird Technologies and its subsidiaries;

●	approximately $1,068,985 was transferred from Inforbird Technologies to Guangnian Zhiyuan; and

●	approximately $510,000 was transferred from Pure Media to Infobird Cayman as cash transfer.

During the three years preceding the date of this prospectus, there have been no distributions or dividends by any of our direct or indirectly held subsidiaries to Infobird. During that same period, Infobird has not declared any dividends or made any distributions to its shareholders, including its U.S. investors, and we do not anticipate declaring a dividend in the foreseeable future. No assets other than cash are transferred within our organization. For more details, please see the section headed “Cash and Asset Flows through Our Organization”.

The Holding Foreign Companies Accountable Act

On December 2, 2021, the Securities and Exchange Commission, or the SEC, adopted final amendments to its rules relating to the implementation of certain disclosure and documentation requirements of the Holding Foreign Companies Accountable Act, or the HFCAA, which took effect on January 10, 2022. On December 29, 2022, the Accelerating Holding Foreign Companies Accountable Act, or the AHFCAA, was signed into law, which reduced the number of consecutive non-inspection years required for triggering the prohibitions under the HFCAA from three years to two. We will be required to comply with these rules if the SEC identifies us as having a “non-inspection” year, as defined in the rules, under a process to be subsequently established by the SEC. Under the HFCAA and AHFCAA, our securities may be prohibited from trading on the Nasdaq or other U.S. stock exchanges if our auditor is not inspected by the Public Company Accounting Oversight Board, or the PCAOB, for two consecutive years, and this ultimately could result in our shares being delisted.

Our financial statements contained in the annual reports on Form 20-F for the fiscal years ended December 31, 2024 and 2023 have been audited by Audit Alliance LLP (“AA”). AA is an independent registered public accounting firms headquartered in the United States and is among the public accounting firms that are registered with the PCAOB. Such PCAOB-registered accounting firms are subject to laws in the United States pursuant to which the PCAOB conducts regular inspections to assess their compliance with the applicable professional standards. On December 16, 2021, the PCAOB issued its determination that the PCAOB is unable to inspect or investigate completely PCAOB-registered public accounting firms headquartered in mainland China and Hong Kong, because of positions taken by PRC authorities in those jurisdictions, and the PCAOB included in the report of its determination a list of the accounting firms that are headquartered in mainland China or Hong Kong. This list does not include our former auditor, WWC, or our current auditor, AA. As of the date of the annual report, our listing is not affected by the HFCAA, and related regulations. However, the recent developments would add uncertainties to our listing and we cannot assure you whether Nasdaq or regulatory authorities would apply additional and more stringent criteria to us after considering the effectiveness of our auditor’s audit procedures and quality control procedures, adequacy of personnel and training, or sufficiency of resources, geographic reach or experience as related to the audit of our financial statements. While our auditor is based in the U.S. and is registered with PCAOB and subject to PCAOB inspection, in the event it is later determined that the PCAOB is unable to inspect or investigate completely our auditor because of a position taken by an authority in a foreign jurisdiction, then such lack of inspection could cause our securities to be delisted from the stock exchange. If, in the future, trading in our ordinary shares is prohibited under the HFCAA because the PCAOB determines that it cannot inspect or fully investigate our auditor at such future time, Nasdaq may determine to delist our ordinary shares and trading in our ordinary shares could be prohibited. obstruct or otherwise fail to facilitate the PCAOB’s access in the future, the PCAOB Board will consider the need to issue a new determination.

In August 2022, the PCAOB, the China Securities Regulatory Commission (the “CSRC”) and the Ministry of Finance of the PRC signed a Statement of Protocol (the “Statement of Protocol”), which establishes a specific and accountable framework for the PCAOB to conduct inspections and investigations of PCAOB-governed accounting firms in mainland China and Hong Kong. On December 15, 2022, the PCAOB announced that it was able to secure complete access to inspect and investigate PCAOB-registered public accounting firms headquartered in mainland China and Hong Kong completely in 2022. The PCAOB Board vacated its previous 2021 determinations that the PCAOB was unable to inspect or investigate completely registered public accounting firms headquartered in mainland China and Hong Kong. The PCAOB continues to demand complete access in mainland China and Hong Kong moving forward and has resumed regular inspections since March 2023. However, whether the PCAOB will continue to be able to satisfactorily conduct inspections of PCAOB-registered public accounting firms headquartered in mainland China and Hong Kong is subject to uncertainties. Should Hong Kong or PRC authorities obstruct or otherwise fail to facilitate the PCAOB’s access in the future, the PCAOB will consider the need to issue a new determination. If the PCAOB is not able to fully conduct inspections of our auditor’s work papers in China, investors may be deprived of the benefits of such inspection which could result in limitation or restriction of our access to the U.S. capital markets and trading of our securities may be prohibited under the HFCAA. See “Item 3. Key Information—D. Risk Factors—Risks Related to Doing Business in China Prior to the Completion of the Sale —The recent joint statement by the SEC and the Public Company Accounting Oversight Board, or the PCAOB, proposed rule changes submitted by Nasdaq, and the Holding Foreign Companies Accountable Act, or the HFCAA, all call for additional and more stringent criteria to be applied to emerging market companies upon assessing the qualification of their auditors, especially non-U.S. auditors who are not inspected by the PCAOB” in our Amendment 1 to our Annual Report on Form 20-F. Our financial statements contained in this annual report on Form 20-F for the fiscal year ended December 31, 2024 and 2023 have been audited by Audit Alliance LLP (“AA”). AA is an independent registered public accounting firm headquartered in the United States and are among the public accounting firms that are registered with the PCAOB. Such PCAOB-registered accounting firms are subject to laws in the United States pursuant to which the PCAOB conducts regular inspections to assess their compliance with the applicable professional standards. On December 16, 2021, the PCAOB issued its determination that the PCAOB is unable to inspect or investigate completely PCAOB-registered public accounting firms headquartered in mainland China and Hong Kong, because of positions taken by PRC authorities in those jurisdictions, and the PCAOB included in the report of its determination a list of the accounting firms that are headquartered in mainland China or Hong Kong. This list does not include any of our former auditors, WWC, or our current auditor, AA. As of the date of the annual report, we are affected by the HFCAA, and related regulations. However, the recent developments would add uncertainties to our continued listing and we cannot assure you whether Nasdaq or regulatory authorities would apply additional and more stringent criteria to us after considering the effectiveness of our auditor’s audit procedures and quality control procedures, adequacy of personnel and training, or sufficiency of resources, geographic reach or experience as related to the audit of our financial statements. While our auditor is based in the U.S. and is registered with PCAOB and subject to PCAOB inspection, in the event it is later determined that the PCAOB is unable to inspect or investigate completely our auditor because of a position taken by an authority in a foreign jurisdiction, then such lack of inspection could cause our securities to be delisted from the stock exchange. If, in the future, trading in our ordinary shares is prohibited under the HFCAA because the PCAOB determines that it cannot inspect or fully investigate our auditor at such future time, Nasdaq may determine to delist our ordinary shares and trading in our ordinary shares could be prohibited.

In August 2022, the PCAOB, the China Securities Regulatory Commission (the “CSRC”) and the Ministry of Finance of the PRC signed a Statement of Protocol (the “Statement of Protocol”), which establishes a specific and accountable framework for the PCAOB to conduct inspections and investigations of PCAOB-governed accounting firms in mainland China and Hong Kong. On December 15, 2022, the PCAOB announced that it was able to secure complete access to inspect and investigate PCAOB-registered public accounting firms headquartered in mainland China and Hong Kong completely in 2022. The PCAOB Board vacated its previous 2021 determinations that the PCAOB was unable to inspect or investigate completely registered public accounting firms headquartered in mainland China and Hong Kong. However, whether the PCAOB will continue to be able to satisfactorily conduct inspections of PCAOB-registered public accounting firms headquartered in mainland China and Hong Kong is subject to uncertainties and depends on a number of factors out of our, and our auditor’s, control. The PCAOB continues to demand complete access in mainland China and Hong Kong moving forward and resumed regular inspections since March 2023. The PCAOB is continuing pursuing ongoing investigations and may initiate new investigations as needed. The PCAOB has indicated that it will act immediately to consider the need to issue new determinations with the HFCAA if needed. See “Item 3. Key Information—D. Risk Factors—Risks Related to Doing Business in China—The recent joint statement by the SEC and the Public Company Accounting Oversight Board, or the PCAOB, proposed rule changes submitted by Nasdaq, and the Holding Foreign Companies Accountable Act, or the HFCAA, all call for additional and more stringent criteria to be applied to emerging market companies upon assessing the qualification of their auditors, especially non-U.S. auditors who are not inspected by the PCAOB” in Amendment 1 to our Annual Report on Form 20-F.

Permissions Required for Our Operations in China

We conduct our business in China through our subsidiaries and the Current VIEs. We are required to obtain certain permissions from the PRC authorities to operate, issue securities to foreign investors, and transfer certain data. The PRC government has exercised, and may continue to exercise, substantial influence or control over virtually every sector of the Chinese economy through regulation and state ownership. Our ability to operate in China may be undermined if our subsidiaries or the Current VIEs are not able to obtain or maintain approvals to operate in China. The central or local governments could impose new, stricter regulations or interpretations of existing regulations that could require additional expenditures, and efforts on our part to ensure our compliance with such regulations or interpretations. To operate our general business activities currently conducted in mainland China, each of the Current VIEs is required to obtain a business license from the local counterpart of the State Administration for Market Regulation, or SAMR. Each of the Current VIEs has obtained a valid business license from the local SAMR, and no application for any such license has been denied. In addition, the Current VIEs are also required to obtain insurance agency operating licenses pursuant to the PRC laws. As of the date of this annual report, we and the Current VIEs have received all requisite permits, approvals and certificates from the PRC government authorities to conduct our business operations in China. To our knowledge, no permission or approval has been denied or revoked. However, given the uncertainties of interpretation and implementation of relevant laws and regulations and the enforcement practice by government authorities, we cannot be certain that relevant policies in this regard will not change in the future, which may require us or our subsidiaries or Current VIEs to obtain additional licenses, permits, filings or approvals for conducting our business in the PRC. If we or our subsidiaries or Current VIEs do not receive or maintain required permissions or approvals, or inadvertently conclude that such permissions or approvals are not required, we may be subject to governmental investigations or enforcement actions, fines, penalties, suspension of operations, or be prohibited from engaging in relevant business or conducting securities offering, and these risks could result in a material adverse change in our operations, significantly limit or completely hinder our ability to offer or continue to offer securities to investors, or cause such securities to significantly decline in value or become worthless.

On February 17, 2023, the CSRC promulgated the Trial Administrative Measures of the Overseas Securities Offering and Listing by Domestic Companies (the “Overseas Listing Trial Measures”) and relevant five guidelines, which became effective on March 31, 2023. According to the Overseas Listing Trial Measures, PRC domestic companies that seek to offer securities or list in overseas markets, either directly or indirectly, are required to fulfill the filing procedure with the CSRC. The Overseas Listing Trial Measures provide that if the issuer meets both of the following criteria, the overseas securities offering and listing conducted by such issuer will be deemed as an indirect overseas offering and listing by PRC domestic companies: (i) more than 50% of any of the issuer’s operating revenue, total profit, total assets or net assets as documented in its audited consolidated financial statements for the most recent fiscal year is accounted for by domestic companies; and (ii) the main parts of the issuer’s business activities are conducted in mainland China, or its main place(s) of business are located in mainland China, or the majority of senior management staff in charge of its business operations and management are PRC citizens or have their usual place(s) of residence located in mainland China. Where an issuer submits an application for initial public offering to competent overseas regulators, such issuer must file with the CSRC within three business days after such application is submitted. At a press conference held for these new regulations, officials from the CSRC clarified that the domestic companies that have already been listed overseas before the effective date of the Overseas Listing Trial Measures (i.e. March 31, 2023) shall be deemed as existing issuers, or the Existing Issuers. Existing Issuers are not required to complete the filling procedures immediately, and they shall be required to file with the CSRC when subsequent matters such as refinancing are involved. According to the Overseas Listing Trial Measures, where a PRC domestic company fails to fulfill the filing procedure in respect of its overseas offering and listing, the CSRC may order rectification, issue warnings to such PRC domestic company, and impose a fine ranging from RMB1,000,000 to RMB10,000,000. Also the directly responsible person-in-charge and other directly responsible persons of such PRC domestic company may be warned and imposed a fine up to RMB 5,000,000, and the controlling shareholders and the actual controllers of such PRC domestic company that organize or instruct the aforementioned violations shall be imposed a fine up to RMB10,000,000. In addition, since the Overseas Listing Trial Measures and relevant guidelines were newly promulgated, their interpretation, application and enforcement remain unclear. Any failure of us to fully comply with the Overseas Listing Trial Measures may significantly limit or completely hinder our ability to offer or continue to offer our ordinary shares, hinder our ability to remain listed on Nasdaq or any other U.S. securities exchange, cause significant disruption to our business operations, and severely damage our reputation, which would materially and adversely affect our financial condition and results of operations and cause our ordinary shares to significantly decline in value or become worthless.

As of the date of this annual report, we, our subsidiaries and the variable interest entity, are not covered by permissions requirements from the CSRC, Cyberspace Administration of China, or the CAC, or any other governmental agency that is required to approve the VIE’s operations, as we, our subsidiaries and the variable interest entity (i) are not required to obtain permissions from the CSRC, (ii) are not required to go through cybersecurity review by the CAC, and (iii) have not received or were denied any such requisite permissions or approvals by any PRC authority.

However, given that our business generates and processes a large amount of data, in connection with any future overseas capital markets activities, we may need to obtain permission from the CSRC, undergo a cybersecurity review conducted by the CAC, or meet other regulatory requirements that may be adopted in the future by PRC authorities. To the extent such requirements are or become applicable, we cannot assure you that we would be able to fully comply with them on a timely basis, if at all. Any failure to obtain or delay in obtaining such permission, clearing such review process or meeting such requirements would subject us to restrictions and penalties imposed by the CSRC, the CAC or other PRC regulatory authorities, which could include fines and penalties on our operations in China, delays of or restrictions on the repatriation of the proceeds from our offshore offerings into China, or other actions that could materially and adversely affect our business, financial condition, results of operations, and prospects, as well as the trading price of our securities. For more detailed information, see “Item 3. Key Information—D. Risk Factors—Risks Related to Doing Business in China—The approval of, or report and fillings with the CSRC or other PRC government authorities may be required in connection with our offshore offerings under PRC law, and, if required, we cannot predict whether or for how long we will be able to obtain such approval or complete such filing and report process” and “Item 3. Key Information—D. Risk Factors—Risks Related to Doing Business in China—Our business generates and processes a large amount of data, and we are required to comply with PRC and other applicable laws relating to privacy and cybersecurity. The improper use or disclosure of data could have a material and adverse effect on our business and prospects” in Amendment 1 to our Annual Report on Form 20-F.

If we, our subsidiaries or the VIE and its subsidiaries (i) do not receive or maintain such permissions or approvals, (ii) inadvertently conclude that such permissions or approvals are not required, or (iii) applicable laws, regulations, or interpretations change, and we or the VIE or its subsidiaries are required to obtain such permissions or approvals in the future, we and our investors may face consequences as we may be unable to obtain such necessary approvals, permits, registrations or filings in a timely manner, or at all, and such approvals, permits, registrations or filings may be rescinded even if obtained. Any such circumstance may subject us to fines and other regulatory, civil or criminal liabilities, and we may be ordered by the competent PRC authorities to suspend relevant operations, which could materially and adversely affect our business, financial condition, and results of operations and prospects. These risks could also result in a material adverse change in the value of our ordinary shares, significantly limit or completely hinder our ability to offer or continue to offer securities to investors, or cause such securities to significantly decline in value or become worthless. For more detailed information, see “Item 3. Key Information—D. Risk Factors—Risks Related to Doing Business in China—Failure to adhere to regulations that govern our customers’ businesses could result in breaches of contracts with our customers. Failure to adhere to the regulations that govern our business could result in our being unable to effectively perform our services” in Amendment 1 to our Annual Report on Form 20-F.

Implications of Our Being an “Emerging Growth Company”

As a company with less than $1.235 billion in revenue during our last fiscal year, we qualify as an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012, or the JOBS Act. An “emerging growth company” may take advantage of reduced reporting requirements that are otherwise generally applicable to public companies. In particular, as an emerging growth company, we:

●	may present only two years of audited financial statements and only two years of related Management’s Discussion and Analysis of Financial Condition and Results of Operations, or MD&A;

●	are not required to provide a detailed narrative disclosure discussing our compensation principles, objectives and elements and analyzing how those elements fit with our principles and objectives, which is commonly referred to as “compensation discussion and analysis”;

●	are not required to obtain an attestation and report from our auditors on our management’s assessment of our internal control over financial reporting pursuant to the Sarbanes-Oxley Act of 2002;

●	are not required to obtain a non-binding advisory vote from our shareholders on executive compensation or golden parachute arrangements (commonly referred to as the “say-on-pay,” “say-on frequency” and “say-on-golden-parachute” votes);

●	are exempt from certain executive compensation disclosure provisions requiring a pay-for-performance graph and CEO pay ratio disclosure;

●	are eligible to claim longer phase-in periods for the adoption of new or revised financial accounting standards under §107 of the JOBS Act; and

●	will not be required to conduct an evaluation of our internal control over financial reporting for two years.

We intend to take advantage of all of these reduced reporting requirements and exemptions, including the longer phase-in periods for the adoption of new or revised financial accounting standards under §107 of the JOBS Act. Our election to use the phase-in periods may make it difficult to compare our financial statements to those of non-emerging growth companies and other emerging growth companies that have opted out of the phase-in periods under §107 of the JOBS Act.

Certain of these reduced reporting requirements and exemptions were already available to us due to the fact that we also qualify as a “smaller reporting company” under SEC rules. For instance, smaller reporting companies are not required to obtain an auditor attestation and report regarding management’s assessment of internal control over financial reporting, are not required to provide a compensation discussion and analysis, are not required to provide a pay-for-performance graph or CEO pay ratio disclosure, and may present only two years of audited financial statements and related MD&A disclosure.

Implications of Being a Foreign Private Issuer

We are a foreign private issuer within the meaning of the rules under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). As such, we are exempt from certain provisions applicable to United States domestic public companies. For example :

●	we are not required to provide as many Exchange Act reports, or as frequently, as a domestic public company;

●	for interim reporting, we are permitted to comply solely with our home country requirements, which are less rigorous than the rules that apply to domestic public companies;

●	we are not required to provide the same level of disclosure on certain issues, such as executive compensation;

●	we are exempt from provisions of Regulation FD aimed at preventing issuers from making selective disclosures of material information;

●	we are not required to comply with the sections of the Exchange Act regulating the solicitation of proxies, consents or authorizations in respect of a security registered under the Exchange Act; and

●	we are not required to comply with Section 16 of the Exchange Act requiring insiders to file public reports of their share ownership and trading activities and establishing insider liability for profits realized from any “short-swing” trading transaction.

Corporate Information

Our principal executive office is located at Room 706, 7/F, Low Block, Grand Millennium Plaza, 181 Queen’s Road Central, Central, Hong Kong. Our telephone number is +852 3690 9227. Our registered office in the Cayman Islands is located at the office of Campbells Corporate Services Limited, Floor 4, Willow House, Cricket Square, Grand Cayman KY1-9010, Cayman Islands. Our website is http://www.infobird.com. The information on our website is not part of this prospectus.

RISK FACTORS

Investing in our securities involves a high degree of risk. You should carefully consider the risk factors set forth under “Risk Factors” described in our most recent annual report on Form 20-F, filed on April 10, 2025, and amended on August 12, 2025, as supplemented and updated by subsequent current reports on Form 6-K that we have filed with the SEC, together with all other information contained or incorporated by reference in this prospectus and any applicable prospectus supplement and in any related free writing prospectus in connection with a specific offering, before making an investment decision. Each of the risk factors could materially and adversely affect our business, operating results, financial condition and prospects, as well as the value of an investment in our securities, and the occurrence of any of these risks might cause you to lose all or part of your investment.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, including the documents incorporated by reference herein, contains information that may be forward-looking statements within the meaning of applicable securities laws. All statements other than statements of historical fact are “forward-looking statements” including any projections of earnings, revenue or other financial items, any statements of the plans, strategies and objectives of management for future operations, any statements concerning proposed new projects or other developments, any statements regarding future economic conditions or performance, any statements of management’s beliefs, goals, strategies, intentions and objectives, and any statements of assumptions underlying any of the foregoing. Words such as “may”, “will”, “should”, “could”, “would”, “predicts”, “potential”, “continue”, “expects”, “anticipates”, “future”, “intends”, “plans”, “believes”, “estimates” and similar expressions, as well as statements in the future tense, identify forward-looking statements.

These statements are necessarily subjective and involve known and unknown risks, uncertainties and other important factors that could cause our actual results, performance or achievements, or industry results, to differ materially from any future results, performance or achievements described in or implied by such statements. Actual results may differ materially from expected results described in our forward-looking statements, including with respect to correct measurement and identification of factors affecting our business or the extent of their likely impact, the accuracy and completeness of the publicly available information with respect to the factors upon which our business strategy is based on the success of our business.

Forward-looking statements should not be read as a guarantee of future performance or results, and will not necessarily be accurate indications of whether, or the times by which, our performance or results may be achieved. Forward-looking statements are based on information available at the time those statements are made and management’s belief as of that time with respect to future events, and are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in or suggested by the forward-looking statements.

CASH AND ASSET FLOWS THROUGH OUR ORGANIZATION

Pure Media, the VIEs and its consolidated subsidiaries, or investors transfer funds through our organization under the applicable PRC laws and regulations. To the extent our cash in the business is in the PRC or a PRC entity, the funds may not be available to distribute dividends to our investors, or for other use outside of the PRC, due to interventions in or the imposition of restrictions and limitations by the PRC government on the ability of us, our subsidiaries, or the VIE to transfer cash. As of the date of this annual report, none of Infobird Cayman, its subsidiaries, the VIEs or their subsidiaries has written cash management policies or procedures in place that dictate how funds are transferred. Rather, the funds can be transferred in accordance with the applicable PRC laws and regulations.

Transfer between Infobird Cayman and Pure Media

Our holding company, Infobird Cayman, and Hong Kong subsidiary, Pure Media, or the Non-PRC Entities, there is no restriction on foreign exchange for such entities and they are able to transfer cash among these entities, across borders and to U.S. investors. Also, there are no restrictions or limitations on the abilities of the Non-PRC Entities to distribute earnings from the businesses, including the subsidiaries and/or the consolidated VIE, to Infobird Cayman or from Infobird Cayman to U.S. investors, as well as the ability to settle amounts owed under the Contractual Arrangements. For more details, see “Item 3 Key Information—D. Risk Factors—Risks Related to Doing Business in China—PRC governmental control of currency conversion may limit our ability to utilize our net revenues effectively and affect the value of your investment” in Amendment 1 to our Annual Report on Form 20-F.

 Transfer between Infobird Cayman, Inforbird Technologies and Guangnian Zhiyuan

Infobird Cayman and Inforbird Technologies are holding companies and may rely on dividends from Guangnian Zhiyuan to fund cash and financing requirements. Cash transfers may also be in the form of intercompany loans between the holding companies and Guangnian Zhiyuan. Under existing PRC foreign exchange regulations, payments of current account items, such as profit distributions and trade and service-related foreign exchange transactions, can be made in foreign currencies without prior approval from the State Administration of Foreign Exchange, or SAFE, by complying with certain procedural requirements. Therefore, our PRC subsidiary, Guangnian Zhiyuan, is able to pay dividends in foreign currencies to us without prior approval from SAFE, subject to the condition that the remittance of such dividends outside of the PRC complies with certain routine procedures under PRC foreign exchange regulations, such as the overseas investment registrations by shareholders who are PRC residents. Approval from or registration with appropriate government authorities is, however, required where the RMB is to be converted into foreign currency and remitted out of China to pay capital expenses such as the repayment of loans denominated in foreign currencies. The PRC government may also at its discretion restrict access in the future to foreign currencies for current account transactions.

For our Hong Kong subsidiary, Inforbird Technologies, and the holding company, Infobird Cayman, or the Non-PRC Entities, there is no restriction on foreign exchange for such entities and they are able to transfer cash among these entities, across borders and to U.S. investors. Also, there are no restrictions or limitations on the abilities of the Non-PRC Entities to distribute earnings from the businesses, including the subsidiaries and/or the consolidated VIEs, to Infobird Cayman or from Infobird Cayman to U.S. investors, as well as the ability to settle amounts owed under the Contractual Arrangements. For more details, see “Item 3 Key Information—D. Risk Factors—Risks Related to Doing Business in China—PRC governmental control of currency conversion may limit our ability to utilize our net revenues effectively and affect the value of your investment” in Amendment 1 to our Annual Report on Form 20-F.

As of the date of this annual report, no dividends or distributions have been made to date between the holding company, Infobird Cayman, its subsidiaries, and the consolidated VIEs, or to investors, including the U.S. investors (i.e., there have not been any dividends or distributions that a subsidiary or consolidated VIEs have made to the holding company, Infobird Cayman, or to investors, including U.S. investors). The holding company, Infobird Cayman, its subsidiaries, and the consolidated VIEs do not have any plans to distribute earnings or dividends or settle amounts owed under the Contractual Arrangements in the foreseeable future.

To the extent cash and/or assets in the business are in the PRC and/or Hong Kong or our PRC and/or Hong Kong entities, such funds and/or assets may not be available to fund operations or for other use outside of the PRC and/or Hong Kong due to interventions in or the imposition of restrictions and limitations on the ability of us or our subsidiaries by the PRC government to transfer cash and/or assets. The cash transfer among the holding company, Infobird Cayman, its subsidiaries and the consolidated VIEs is typically transferred through payment for intercompany services or intercompany borrowings between the holding company, Infobird Cayman, its subsidiaries and the consolidated VIEs. There are no tax consequences for intercompany borrowings or the payment for intercompany services, except for the standard value added taxes and/or income taxes for the revenues and/or profits generated from such services.

During the six months ended June 30, 2025, cash and other asset transfers between the holding company, Infobird Cayman, its subsidiaries, and the consolidated VIEs were as follows:

During the Six Months Ended June 30, 2025
Transfer From	Transfer To	Approximate Value ($)	Type
Pure Media	Infobird Cayman	510,000	Cash Transfer
Infobird Cayman	Inforbird Technologies	250,000	Cash Transfer
Inforbird Technologies	Guangnian Zhiyuan	250,000	Cash Transfer

Financial Information Related to the VIE

The following tables present the disaggregated condensed consolidating schedules of financial position as of June 30, 2025 and the disaggregated condensed consolidating schedules of cash flows and results of operations for the six months ended June 30, 2025 of all the entities that are consolidated in the consolidated financial statements included elsewhere in this annual report, which are the following entities: Infobird Cayman, the VIEs and their consolidated subsidiaries, Pure Media which is the primary beneficiary of the VIE for accounting purposes, and other subsidiaries.

UNAUDITED CONDENSED CONSOLIDATING BALANCE SHEETS

AS OF JUNE 30, 2025

	Parent	Singapore	HK and its subsidiaries	Pure Tech	Primary Beneficiary of VIE-Pure Media	VIEs	Eliminating adjustments	Consolidated total
Assets
Current assets:
Cash	$462,570	$—	$153,921	$—	$4,185	$4,621,940	$—	$5,242,616
Accounts receivable, net	—	—	—	—	—	2,353,951	—	2,353,951
Notes receivables, net	—	—	—	—	—	69,797	—	69,797
Other receivables, net	1,760,452	—	11,167	—	—	145,067	(1,758,208)	158,478
Due from related parties	—	—	—	—	—	3,908,649	(3,908,649)	—
Prepayments	1,119	—	—	—	—	222,262	—	223,381
Short-term investment	—	—	—	—	—	697,973	—	697,973
Total current assets	2,224,141	—	165,088	—	4,185	12,019,639	(5,666,857)	8,746,196

Other assets:
Property and equipment, net	—	—	709,155	—	—	—	—	709,155
Right-of-use assets	—	—	137,885	—	—	352,302	—	490,187
Long-term investment	65,737,818	—	—	—	—	—	(65,737,818)	—
Investment in subsidiaries	7,975,152	—	—	8,874,763	—	—	(16,849,915)	—
Controlling financial interests in VIEs	—	—	—	—	8,870,578	—	(8,870,578)	—
Goodwill	—	—	—	—	—	—	62,435,299	62,435,299
Total other assets	73,712,970	—	847,040	8,874,763	8,870,578	352,302	(29,023,012)	63,634,641

Total Assets	$75,937,111	$—	$1,012,128	$8,874,763	$8,874,763	$12,371,941	$(34,689,869)	$72,380,837

Liabilities and shareholder’s equity
Current liabilities:
Accounts payable	$—	$—	$—	$—	$—	$2,609,609	$—	$2,609,609
Other payables and accrued liabilities	15,500	—	1,772,822	—	—	113,867	(1,758,208)	143,981
Contract liabilities	—	—		—	—	6,502	—	6,502
Taxes payable	—	—	784	—	—	424,225	—	425,009
Lease liabilities - current	—	—	67,825	—	—	181,392	—	249,217
Total current liabilities	15,500	—	1,841,431	—	—	3,335,595	(1,758,208)	3,434,318

Other liabilities:
Lease liabilities - noncurrent	—	—	70,308	—	—	165,768	—	236,076
Total other liabilities	—	—	70,308	—	—	165,768	—	236,076
Total Liabilities	$15,500	$—	$1,911,739	$—	$—	$3,501,363	$(1,758,208)	$3,670,394

Commitments and contingencies	—	—	—	—	—	—	—	—

Shareholders’ equity	—	—	—	—	—	—	—	—
Total equity	$75,921,611	$—	$(899,611)	$8,874,763	$8,874,763	$8,870,578	$(32,931,661)	$68,710,443

Total liabilities and equity	$75,937,111	$—	$1,012,128	$8,874,763	$8,874,763	$12,371,941	$(34,689,869)	$72,380,837

UNAUDITED CONDENSED CONSOLIDATING STATEMENTS OF INCOME AND COMPREHENSIVE INCOME

For the SIX MONTHS Ended JUNE 30, 2025

	Parent	Singapore	HK and its subsidiaries	Pure Tech	Primary Beneficiary of VIE-Pure Media	VIEs	Eliminating adjustments	Total
Revenues	$—	$—	$—	$—	$—	$3,443,594	$—	$3,443,594
Cost of revenues	—	—	—	—	—	2,162,368	—	2,162,368

Gross profit	—	—	—	—	—	1,281,226	—	1,281,226

Operating expenses:
Selling	—	—	—	—	—	999,825	—	999,825
General and administrative	451,800	—	231,780	—	578	690,676	—	1,374,834
Total operating expenses	451,800	—	231,780	—	578	1,690,501	—	2,374,659

Loss from operations	(451,800)	—	(231,780)	—	(578)	(409,275)	—	(1,093,433)

Other income (expense):
Interest income	728	—	31	—	5,870	7,708	—	14,337
Interest expense	(504,021)	—	—	—	—	—	—	(504,021)
Loss from subsidiaries	—	—	—	(363,365)	—	—	363,365	—
Loss from VIEs	—	—	—	—	(368,498)	—	368,498	—
Other income (expense), net	—	—	25,660	—	—	29,172	(72,666)	(17,834)
Total other income (expense), net	(503,293)	—	25,691	(363,365)	(362,628)	36,880	659,197	(507,518)

Income (loss) before income taxes	(955,093)	—	(206,089)	(363,365)	(363,206)	(372,395)	659,197	(1,600,951)

Income tax expense	—	—	—	—	—	7,500	—	7,500

Net income (loss)	(955,093)	—	(206,089)	(363,365)	(363,206)	(379,895)	659,197	(1,608,451)

UNAUDITED CONDENSED CONSOLIDATING STATEMENTS OF CASH FLOWS

For the SIX MONTHS Ended JUNE 30, 2025

	Parent	Singapore	HK and its subsidiaries	Pure Tech	Primary Beneficiary of VIE-Pure Media	VIEs	Eliminating adjustments	Total
Net cash provided by operating activities	$(461,362)	$—	$(135,751)	$—	$6,069	$1,774,257	$(72,665)	$1,110,548

Cash flows from investing activities:
Long-term investment in equity	—	—	—	—	—	(689,408)	—	(689,408)
Net cash provided by investing activities	—	—	—	—	—	(689,408)	—	(689,408)

Cash flows from financing activities:
Net proceeds (payments) from intercompany	260,000	—	223,852	—	(510,000)	—	26,148	—
Net cash provided by financing activities	260,000	—	223,852	—	(510,000)	—	26,148	—

Net increase (decrease) in cash and cash equivalents	(201,362)	—	88,101	—	(503,931)	1,084,849	(46,517)	421,140

Effect of exchange rate changes on cash & cash equivalents	—	—	2,249	—	—	78,985	46,517	127,751

Cash and cash equivalents-beginning of Period	663,932	—	63,571	—	508,116	3,458,106	—	4,693,725
Cash and cash equivalents-ending of Period	$462,570	$—	$153,921	$—	$4,185	$4,621,940	$—	$5,242,616

EXCHANGE RATE INFORMATION

Our functional currency is RMB. Our consolidated financial statements are presented in U.S. dollars. We use U.S. dollars as the reporting currency in our consolidated financial statements and in this prospectus. Assets and liabilities are translated into U.S. dollars at the noon buying rate in the City of New York for cable transfers of RMB as certified for customs purposes by the Federal Reserve Bank of New York as of the balance sheet dates, the statements of income are translated using the average rate of exchange in effect during the reporting periods, and the equity accounts are translated at historical exchange rates. Translation adjustments resulting from this process are included in accumulated other comprehensive income (loss). Transaction gains and losses that arise from exchange rate fluctuations on transactions denominated in a currency other than the functional currency are included in the results of operations as incurred. With respect to amounts not recorded in our consolidated financial statements included elsewhere in this prospectus, unless otherwise stated, the balance sheet amounts, with the exception of equity at December 31, 2024 and 2023 were translated at 7.2993 RMB and 7.0999 RMB, respectively. The equity accounts were stated at their historical rate. The average translation rates applied to statement of income accounts for the years ended December 31, 2024 and 2023 were 7.1957 RMB and 7.2346 RMB to $1.00, respectively. Cash flows were also translated at average translation rates for the periods, therefore, amounts reported on the statements of cash flows will not necessarily agree with changes in the corresponding balances on the consolidated balance sheets.

We make no representation that any RMB or U.S. dollar amounts could have been, or could be, converted into U.S. dollars or RMB, as the case may be, at any particular rate, or at all. The Chinese government imposes control over its foreign currency reserves in part through direct regulation of the conversion of RMB into foreign exchange and through restrictions on foreign trade.

The following table sets forth information concerning exchange rates between the RMB and the U.S. dollar for the periods indicated.

	(RMB per U.S. Dollar)
	Period End	Average (1)
2023	7.0999	6.8985	(2)
2024	7.2993	7.1957

	(RMB per U.S. Dollar)
	Period High	Period Low
January 2025	7.3326	7.2422
February 2025	7.3088	7.2422
March 2025	7.2843	7.2273
April 2025	7.3499	7.2675
May 2025	7.2706	7.1798
June 2025	7.1975	7.1636
July 2025	7.2002	7.1541
August 2025	7.2116	7.1304
September 2025	7.1415	7.1033
October 2025	7.1384	7.0980
November 2025	7.1295	7.0751

(1)	Annual and monthly (where applicable) averages were calculated by using the average of the midpoint exchange rate of each day during the relevant period.
(2)	For the year ended December 31, 2023, average exchange rate were calculated by using the average of the midpoint exchange rate of each day from July 6, 2023 to December 31, 2023, because Guangnian Zhiyuan,is the only company using RMB as the functional currency operated for the year ended December 31, 2023, and starting operating on July 6, 2023.

Source: http://www.safe.gov.cn/safe/rmbhlzjj/index.html.

USE OF PROCEEDS

Unless otherwise indicated in a prospectus supplement, the net proceeds that we receive from the sale of the securities offered by this prospectus will be used by us for working capital and general corporate purposes. We have not allocated any portion of the net proceeds for any particular use as of the date of this prospectus. The net proceeds may be invested temporarily until they are used for their stated purpose. Specific information concerning the use of proceeds from the sale of any securities will be included in the prospectus supplement relating to such securities.

DESCRIPTION OF SHARE CAPITAL

General

We are an exempted company incorporated with limited liability under the laws of the Cayman Islands and our affairs are governed by:

●	Memorandum and articles of association, as amended from time to time;

●	The Companies Act (Revised) of the Caymans Islands, which is referred to as the Companies Act below; and

●	Common law of the Cayman Islands.

On June 4, 2024, we filed the Company’s Sixth Amended and Restated Memorandum and Articles of Association with the Cayman Island General Registry Department (the “Amended and Restated Memorandum and Articles”) following the approval of the Company’s shareholders at an extraordinary general meeting of the shareholders held on February 20, 2024, and which took effect on May 2, 2024. Pursuant to the Amended and Restated Memorandum and Articles, the authorized share capital of the Company was changed to US$50,000,000 divided into 5,000,000,000,000 ordinary shares of US$0.00001 par value each.

We have included summaries of material provisions of our Amended and Restated Memorandum and Articles insofar as they relate to the material terms of our share capital. The summaries do not purport to be complete and are qualified in their entirety by reference to our Amended and Restated Memorandum and Articles, which is filed as Exhibit 1.2 to our Annual Report on Form 20-F for the year ended December 31, 2024, which is incorporated in this prospectus by reference.

Ordinary Shares

All of our outstanding ordinary shares are fully paid and non-assessable.

Issuance of Shares and Changes to Capital

Our board of directors has general and unconditional authority to allot, grant options over, offer or otherwise deal with or dispose of any unissued shares in our capital without the approval of our shareholders (whether forming part of the original or any increased share capital), either at a premium or at par, with or without preferred, deferred or other special rights or restrictions, whether in regard to dividend, voting, return of capital or otherwise and to such persons, on such terms and conditions, and at such times as the directors may decide, but so that no share shall be issued at a discount, except in accordance with the provisions of the Companies Act. We will not issue bearer shares.

We may, subject to the provisions of the Companies Act, our Amended and Restated Memorandum and Articles, the SEC and Nasdaq, from time to time by shareholders resolution passed by a simple majority of the voting rights entitled to vote and voted at a general meeting: increase our share capital by such sum, to be divided into shares of such amounts, as the relevant resolution shall prescribe; consolidate and divide all or any of our share capital into shares of larger amount than our existing shares; convert all or any of our paid up shares into stock and reconvert that stock into paid up shares of any denomination; sub-divide our existing shares, or any of them, into shares of smaller amounts than is fixed pursuant to our memorandum and articles of association; and cancel any shares which at the date of the passing of the resolution have not been taken or agreed to be taken by any person, and diminish the amount of our share capital by the amount of the shares so cancelled.

We may also, subject to the provisions of the Companies Act, our Amended and Restated Memorandum and Articles, the SEC and Nasdaq: issue shares on terms that they are to be redeemed or are liable to be redeemed; purchase our own shares (including any redeemable shares); and make a payment in respect of the redemption or purchase of our own shares in any manner authorized by the Companies Act, including out of our capital.

Dividends

Subject to the Companies Act, our shareholders may, by resolution passed by a simple majority of the voting rights entitled to vote and voted at the general meeting, declare dividends (including interim dividends) to be paid to our shareholders but no dividend shall be declared in excess of the amount recommended by our board of directors. Dividends may be declared and paid out of funds lawfully available to us. Except as otherwise provided by the rights attached to shares, all dividends shall be declared and paid according to the amounts paid up on the shares on which the dividend is paid. All dividends shall be paid in proportion to the number of ordinary shares a shareholder holds during any portion or portions of the period in respect of which the dividend is paid; but, if any share is issued on terms providing that it shall rank for dividend as from a particular date, that share shall rank for dividend accordingly. Our board of directors may also declare and pay dividends out of the share premium account or any other fund or account which can be authorized for this purpose in accordance with the Companies Act.

In addition, our board of directors may resolve to capitalize any undivided profits not required for paying any preferential dividend (whether or not they are available for distribution) or any sum standing to the credit of our share premium account or capital redemption reserve; appropriate the sum resolved to be capitalized to the shareholders who would have been entitled to it if it were distributed by way of dividend and in the same proportions and apply such sum on their behalf either in or towards paying up the amounts, if any, for the time being unpaid on any shares held by them respectively, or in paying up in full unissued shares or debentures of a nominal amount equal to such sum, and allot the shares or debentures credited as fully paid to those shareholders, or as they may direct, in those proportions, or partly in one way and partly in the other; resolve that any shares so allotted to any shareholder in respect of a holding by him/her of any partly-paid shares rank for dividend, so long as such shares remain partly paid, only to the extent that such partly paid shares rank for dividend; make such provision by the issue of fractional certificates or by payment in cash or otherwise as they determine in the case of shares or debentures becoming distributable in fractions; and authorize any person to enter on behalf of all our shareholders concerned in an agreement with us providing for the allotment of them respectively, credited as fully paid, of any shares or debentures to which they may be entitled upon such capitalization, any agreement made under such authority being binding on all such shareholders.

Voting and Meetings

As a condition of admission to a shareholders’ meeting, a shareholder must be duly registered as our shareholder at the applicable record date for that meeting and all calls or installments then payable by such shareholder to us in respect of our ordinary shares must have been paid. Subject to any special rights or restrictions as to voting then attached to any shares, at any general meeting every shareholder who is present in person or by proxy (or, in the case of a shareholder being a corporation, by its duly authorized representative not being himself or herself a shareholder entitled to vote) shall have one vote per share.

As a Cayman Islands exempted company, we are not obliged by the Companies Act to call annual general meetings; however, our Amended and Restated Memorandum and Articles provide that in each year, other than the year in which our amended and restated memorandum and articles of association was adopted, we will hold an annual general meeting of shareholders at a time determined by our board of directors, provided that if we are not required to hold an annual general meeting by Cayman Islands law or Nasdaq rules, we may choose not to do so. Also, we may, but are not required to (unless required by Cayman Islands law), in each year hold any other extraordinary general meeting.

The Companies Act provides shareholders with only limited rights to requisition a general meeting, and does not provide shareholders with any right to put any proposal before a general meeting. However, these rights may be provided in a company’s articles of association. Our Amended and Restated Memorandum and Articles provide that upon the requisition of shareholders representing not less than two-thirds of the voting rights entitled to vote at general meetings, our board will convene an extraordinary general meeting and put the resolutions so requisitioned to a vote at such meeting. However, shareholders may propose only ordinary resolutions to be put to a vote at such meeting and shall have no right to propose resolutions with respect to the election, appointment or removal of directors or with respect to the size of the board. Our Amended and Restated Memorandum and Articles provide no other right to put any proposals before annual general meetings or extraordinary general meetings. Subject to regulatory requirements, our annual general meeting and any extraordinary general meetings must be called by not less than ten (10) clear days’ notice prior to the relevant shareholders meeting and convened by a notice discussed below. Alternatively, upon the prior consent of all holders entitled to attend and vote (with regards to an annual general meeting), and the holders of 95% in par value of the shares entitled to attend and vote (with regard to an extraordinary general meeting), that meeting may be convened by a shorter notice and in a manner deemed appropriate by those holders.

We will give notice of each general meeting of shareholders by publication on our website and in any other manner that we may be required to follow in order to comply with Cayman Islands law, Nasdaq and SEC requirements. The holders of registered shares may be convened for a shareholders’ meeting by means of letters sent to the addresses of those shareholders as registered in our shareholders’ register, or, subject to certain statutory requirements, by electronic means. We will observe the statutory minimum convening notice period for a general meeting of shareholders.

A quorum for a general meeting consists of any one or more persons holding or representing by proxy not less than one-third (or 33 1/3%) of our total issued voting shares entitled to vote upon the business to be transacted.

A resolution put to the vote of the meeting shall be decided on a poll. An ordinary resolution to be passed by the shareholders requires the affirmative vote of a simple majority of the votes cast by, or on behalf of, the shareholders entitled to vote present in person or by proxy and voting at the meeting. A special resolution requires the affirmative vote of no less than two-thirds of the votes cast by the shareholders entitled to vote who are present in person or by proxy at a general meeting (except for certain matters described below which require an affirmative vote of two-thirds). Both ordinary resolutions and special resolutions may also be passed by a unanimous written resolution signed by all the shareholders of our company, as permitted by the Companies Act and our Amended and Restated Memorandum and Articles.

Our Amended and Restated Memorandum and Articles provide that the affirmative vote of no less than two-thirds of votes cast by the shareholders entitled to vote who are present in person or by proxy at a general meeting shall be required to approve any amendments to any provisions of our amended and restated memorandum and articles of association.

Transfers of Shares

Subject to any applicable restrictions set forth in our Amended and Restated Memorandum and Articles , any of our shareholders may transfer all or a portion of their ordinary shares by an instrument of transfer in the usual or common form or in the form prescribed by Nasdaq or in any other form which our board of directors may approve. Our board of directors may, in its absolute discretion, refuse to register a transfer of any share that is not a fully paid up share to a person of whom it does not approve, or any share issued under any share incentive scheme for employees upon which a restriction on transfer imposed thereby still subsists, and it may also, without prejudice to the foregoing generality, refuse to register a transfer of any share to more than four joint holders or a transfer of any share that is not a fully paid up share on which we have a lien. Our board of directors may also decline to register any transfer of any registered share unless: a fee of such maximum sum as Nasdaq may determine to be payable or such lesser sum as the board of directors may from time to time require is paid to us in respect thereof; the instrument of transfer is in respect of only one class of shares; the ordinary shares transferred are fully paid and free of any lien; the instrument of transfer is lodged at the registered office or such other place (i.e., our transfer agent) at which the register of shareholders is kept, accompanied by any relevant share certificate(s) and/or such other evidence as the board of directors may reasonably require to show the right of the transferor to make the transfer; and if applicable, the instrument of transfer is duly and properly stamped.

If our board of directors refuse to register a transfer, they are required, within one month after the date on which the instrument of transfer was lodged, to send to each of the transferor and the transferee notice of such refusal.

Liquidation

Subject to any special rights, privileges or restrictions as to the distribution of available surplus assets on liquidation applicable to any class or classes of shares (1) if we are wound up and the assets available for distribution among our shareholders are more than sufficient to repay the whole of the capital paid up at the commencement of the winding up, the excess shall be distributed pari passu among our shareholders in proportion to the amount paid up at the commencement of the winding up on the shares held by them, respectively, and (2) if we are wound up and the assets available for distribution among our shareholders as such are insufficient to repay the whole of the paid-up capital, those assets shall be distributed so that, as nearly as may be, the losses shall be borne by our shareholders in proportion to the capital paid up, or which ought to have been paid up, at the commencement of the winding up on the shares held by them, respectively.

If we are wound up, the liquidator may with the sanction of a special resolution and any other sanction required by the Companies Act, divide among our shareholders in specie the whole or any part of our assets and may, for such purpose, value any assets and determine how such division shall be carried out as between the shareholders or different classes of shareholders. The liquidator may also, with the sanction of a special resolution, vest any part of these assets in trustees upon such trusts for the benefit of our shareholders as the liquidator shall think fit, but so that no shareholder will be compelled to accept any assets, shares or other securities upon which there is a liability.

Anti-Takeover Provisions

Some provisions of our Amended and Restated Memorandum and Articles may discourage, delay or prevent a change of control of our company or management that shareholders may consider favorable, including provisions that authorize our board of directors to issue additional ordinary shares in one or more series without any further vote or action by our shareholders.

Inspection of Books and Records

Holders of ordinary shares have no general right under Cayman Islands law to inspect or obtain copies of our list of shareholders or our corporate records (other than the memorandum and articles of association). Our directors have discretion under our amended and restated memorandum and articles of association to determine whether, to what extent, under what conditions and at what times and places our corporate records may be inspected by our shareholders. not being directors, but are not obliged to make them available to our shareholders unless required by the Companies Act or other applicable law or authorized by the directors or by ordinary resolution.

Register of Members

Under the Cayman Companies Act, we must keep a register of members and there should be entered therein:

●	the names and addresses of our shareholders, and, a statement of the shares held by each member, which:

●	distinguishes each share by its number (so long as the share has a number);

●	confirms the amount paid, or agreed to be considered as paid, on the shares of each member;

●	confirms the number and category of shares held by each member; and

●	confirms whether each relevant category of shares held by a member carries voting rights under the articles of association of the company, and if so, whether such voting rights are conditional;

●	the date on which the name of any person was entered on the register as a shareholder; and

●	the date on which any person ceased to be a shareholder.

Under the Cayman Companies Act, the register of members of our company is prima facie evidence of the matters set out therein (that is, the register of members will raise a presumption of fact on the matters referred to above unless rebutted) and a shareholder registered in the register of members is deemed as a matter of the Cayman Companies Act to have legal title to the shares as set against its name in the register of members. Upon the completion of this offering, the register of members will be immediately updated to record and give effect to the issuance of shares by us to the custodian or its nominee. Once our register of members has been updated, the shareholders recorded in the register of members will be deemed to have legal title to the shares set against their name.

If the name of any person is incorrectly entered in or omitted from our register of members, or if there is any default or unnecessary delay in entering on the register the fact of any person having ceased to be a shareholder of our company, the person or shareholder aggrieved (or any shareholder of our company or our company itself) may apply to the Grand Court of the Cayman Islands for an order that the register be rectified, and the Court may either refuse such application or it may, if satisfied of the justice of the case, make an order for the rectification of the register.

Exempted Company

We are an exempted company with limited liability under the Companies Act. The Companies Act distinguishes between ordinary resident companies and exempted companies. Any company that is registered in the Cayman Islands but conducts business mainly outside of the Cayman Islands may apply to be registered as an exempted company. An exempted company:

●	is a company that conducts its business mainly outside the Cayman Islands;

●	is prohibited from trading in the Cayman Islands with any person, firm or corporation except in furtherance of the business of the exempted company carried on outside the Cayman Islands (and for this purpose can effect and conclude contracts in the Cayman Islands and exercise in the Cayman Islands all of its powers necessary for the carrying on of its business outside the Cayman Islands);

●	does not have to hold an annual general meeting;

●	does not have to make its register of members open to inspection by shareholders of that company;

●	may obtain an undertaking against the imposition of any future taxation;

●	may register by way of continuation in another jurisdiction and be deregistered in the Cayman Islands;

●	may register as an exempted limited duration company; and

●	may register as a segregated portfolio company.

“Limited liability” means that the liability of each shareholder is limited to the amount unpaid by the shareholder on the shares of the company (except in exceptional circumstances, such as involving fraud, the establishment of an agency relationship or an illegal or improper purpose or other circumstances in which a court may be prepared to pierce or lift the corporate veil).

Vstock Transfer is our company’s stock transfer agent. Vstock’s contact information is Vstock Transfer, LLC, 18 Lafayette Place, Woodmere, NY 11598, tel. (212) 828-8436.

DESCRIPTION OF WARRANTS

We may issue warrants for the purchase of ordinary shares. Warrants may be offered separately or together with other securities offered by this prospectus, as the case may be. Unless the applicable prospectus supplement otherwise indicates, each series of warrants will be issued under a separate warrant agreement to be entered into between us and one or more banks or trust companies acting as warrant agent. The applicable prospectus supplement will include details of the warrant agreements covering the warrants being offered. The warrant agent will act solely as our agent and will not assume a relationship of agency with any holders of warrant certificates or beneficial owners of warrants.

The following sets forth certain general terms and provisions of the warrants offered under this prospectus. The specific terms of the warrants, and the extent to which the general terms described in this section apply to those warrants, will be set forth in the applicable prospectus supplement. The terms of any warrants offered under a prospectus supplement may differ from the terms described below.

The particular terms of each issue of warrants will be described in the related prospectus supplement. This description will include some or all of the following:

●	the designation and aggregate number of warrants;

●	the price at which the warrants will be offered;

●	the currency or currencies in which the warrants will be offered;

●	the designation and terms of our ordinary shares purchasable upon exercise of the warrants;

●	the date on which the right to exercise the warrants will commence and the date on which the right will expire;

●	the number of ordinary shares that may be purchased upon exercise of each warrant and the price at which and currency or currencies in which our ordinary shares may be purchased upon exercise of each warrant;

●	the designation and terms of any securities with which the warrants will be offered, if any, and the number of the warrants that will be offered with each security;

●	the date or dates, if any, on or after which the warrants and the related securities will be transferable separately;

●	if applicable, whether the warrants will be subject to redemption or call and, if so, the terms of such redemption or call provisions;

●	material United States and Canadian tax consequences of owning the warrants; and

●	any other material terms or conditions of the warrants.

Each warrant will entitle the holder to purchase ordinary shares, as specified in the applicable prospectus supplement at the exercise price that we describe therein. Unless we otherwise specify in the applicable prospectus supplement, holders of the warrants may exercise the warrants at any time up to the specified time on the expiration date that we set forth in the applicable prospectus supplement. After the close of business on the expiration date, unexercised warrants will become void.

DESCRIPTION OF DEBT SECURITIES

This description is a summary of the material provisions of the debt securities and the related indenture. We urge you to read the form of indenture filed as an exhibit to the registration statement of which this prospectus is a part because the indenture, and not this description, governs your rights as a holder of debt securities. References in this prospectus to an “indenture” refer to the particular indenture under which we may issue a series of debt securities.

General

The terms of each series of debt securities will be established by or pursuant to a resolution of our board of directors and set forth or determined in the manner provided in an officers’ certificate or by a supplemental indenture. Debt securities may be issued in separate series without limitation as to aggregate principal amount. We may specify a maximum aggregate principal amount for the debt securities of any series. The particular terms of each series of debt securities will be described in a prospectus supplement relating to such series, including any pricing supplement. The prospectus supplement will set forth specific terms relating to some or all of the following:

●	the offering price;

●	the title;

●	any limit on the aggregate principal amount;

●	the person who shall be entitled to receive interest, if other than the record holder on the record date;

●	the date the principal will be payable;

●	the interest rate, if any, the date interest will accrue, the interest payment dates and the regular record dates;

●	the place where payments may be made;

●	any mandatory or optional redemption provisions;

●	if applicable, the method for determining how the principal, premium, if any, or interest will be calculated by reference to an index or formula;

●	if other than U.S. currency, the currency or currency units in which principal, premium, if any, or interest will be payable and whether we or the holder may elect payment to be made in a different currency;

●	the portion of the principal amount that will be payable upon acceleration of stated maturity, if other than the entire principal amount;

●	any defeasance provisions if different from those described below under “Satisfaction and Discharge; Defeasance”;

●	any conversion or exchange provisions;

●	any obligation to redeem or purchase the debt securities pursuant to a sinking fund;

●	whether the debt securities will be issuable in the form of a global security;

●	any subordination provisions, if different from those described below under “Subordination”;

●	any deletions of, or changes or additions to, the events of default or covenants; and

●	any other specific terms of such debt securities.

Unless otherwise specified in the prospectus supplement, the debt securities will be registered debt securities. Debt securities may be sold at a substantial discount below their stated principal amount, bearing no interest or interest at a rate which at the time of issuance is below market rates.

Exchange and Transfer

Debt securities may be transferred or exchanged at the office of the security registrar or at the office of any transfer agent designated by us.

We will not impose a service charge for any transfer or exchange, but we may require holders to pay any tax or other governmental charges associated with any transfer or exchange.

In the event of any potential redemption of debt securities of any series, we will not be required to:

●	issue, register the transfer of, or exchange, any debt security of that series during a period beginning at the opening of business 15 days before the day of mailing of a notice of redemption and ending at the close of business on the day of the mailing; or

●	register the transfer of or exchange any debt security of that series selected for redemption, in whole or in part, except the unredeemed portion being redeemed in part.

We may initially appoint the trustee as the security registrar. Any transfer agent, in addition to the security registrar, initially designated by us will be named in the prospectus supplement. We may designate additional transfer agents or change transfer agents or change the office of the transfer agent. However, we will be required to maintain a transfer agent in each place of payment for the debt securities of each series.

Global Securities

The debt securities of any series may be represented, in whole or in part, by one or more global securities. Each global security will:

●	be registered in the name of a depositary that we will identify in a prospectus supplement;

●	be deposited with the depositary or nominee or custodian; and

●	bear any required legends.

No global security may be exchanged in whole or in part for debt securities registered in the name of any person other than the depositary or any nominee unless:

●	the depositary has notified us that it is unwilling or unable to continue as depositary or has ceased to be qualified to act as depositary;

●	an event of default is continuing; or

●	the Company executes and delivers to the trustee an officers’ certificate stating that the global security is exchangeable.

As long as the depositary, or its nominee, is the registered owner of a global security, the depositary or nominee will be considered the sole owner and holder of the debt securities represented by the global security for all purposes under the indenture. Except in the above limited circumstances, owners of beneficial interests in a global security:

●	will not be entitled to have the debt securities registered in their names;

●	will not be entitled to physical delivery of certificated debt securities; and

●	will not be considered to be holders of those debt securities under the indentures.

Payments on a global security will be made to the depositary or its nominee as the holder of the global security. Some jurisdictions have laws that require that certain purchasers of securities take physical delivery of such securities in definitive form. These laws may impair the ability to transfer beneficial interests in a global security.

Institutions that have accounts with the depositary or its nominee are referred to as “participants.” Ownership of beneficial interests in a global security will be limited to participants and to persons that may hold beneficial interests through participants. The depositary will credit, on its book-entry registration and transfer system, the respective principal amounts of debt securities represented by the global security to the accounts of its participants.

Ownership of beneficial interests in a global security will be shown on and effected through records maintained by the depositary, with respect to participants’ interests, or any participant, with respect to interests of persons held by participants on their behalf.

Payments, transfers and exchanges relating to beneficial interests in a global security will be subject to policies and procedures of the depositary.

The depositary policies and procedures may change from time to time. Neither we nor the trustee will have any responsibility or liability for the depositary’s or any participant’s records with respect to beneficial interests in a global security.

Payment and Paying Agent

The provisions of this paragraph will apply to the debt securities unless otherwise indicated in the prospectus supplement. Payment of interest on a debt security on any interest payment date will be made to the person in whose name the debt security is registered at the close of business on the regular record date. Payment on debt securities of a particular series will be payable at the office of a paying agent or paying agents designated by us. However, at our option, we may pay interest by mailing a check to the record holder. The corporate trust office will be designated as our sole paying agent.

We may also name any other paying agents in the prospectus supplement. We may designate additional paying agents, change paying agents or change the office of any paying agent. However, we will be required to maintain a paying agent in each place of payment for the debt securities of a particular series.

All moneys paid by us to a paying agent for payment on any debt security which remain unclaimed at the end of two years after such payment was due will be repaid to us. Thereafter, the holder may look only to us for such payment.

Consolidation, Merger and Sale of Assets

Except as otherwise set forth in the prospectus supplement, we may not consolidate with or merge into any other person, in a transaction in which we are not the surviving corporation, or convey, transfer or lease our properties and assets substantially as an entirety to, any person, unless:

●	the successor, if any, is a U.S. corporation, limited liability company, partnership, trust or other entity;

●	the successor assumes our obligations on the debt securities and under the indenture;

●	immediately after giving effect to the transaction, no default or event of default shall have occurred and be continuing; and

●	certain other conditions are met.

Events of Default

Unless we inform you otherwise in the prospectus supplement, the indenture will define an event of default with respect to any series of debt securities as one or more of the following events:

(1)	failure to pay principal of or any premium on any debt security of that series when due;

(2)	failure to pay any interest on any debt security of that series for 30 days when due;

(3)	failure to deposit any sinking fund payment when due;

(4)	failure to perform any other covenant in the indenture continued for 90 days after being given the notice required in the indenture;

(5)	our bankruptcy, insolvency or reorganization; and

(6)	any other event of default specified in the prospectus supplement.

An event of default of one series of debt securities is not necessarily an event of default for any other series of debt securities.

If an event of default, other than an event of default described in clause (5) above, shall occur and be continuing, either the trustee or the holders of at least 25% in aggregate principal amount of the outstanding securities of that series may declare the principal amount of the debt securities of that series to be due and payable immediately.

If an event of default described in clause (5) above shall occur, the principal amount of all the debt securities of that series will automatically become immediately due and payable. Any payment by us on subordinated debt securities following any such acceleration will be subject to the subordination provisions described below under “Subordinated Debt Securities.”

After acceleration the holders of a majority in aggregate principal amount of the outstanding securities of that series may, under certain circumstances, rescind and annul such acceleration if all events of default, other than the non-payment of accelerated principal, or other specified amount, have been cured or waived.

Other than the duty to act with the required care during an event of default, the trustee will not be obligated to exercise any of its rights or powers at the request of the holders unless the holders shall have offered to the trustee reasonable indemnity. Generally, the holders of a majority in aggregate principal amount of the outstanding debt securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee.

A holder will not have any right to institute any proceeding under the indentures, or for the appointment of a receiver or a trustee, or for any other remedy under the indentures, unless:

(1)	the holder has previously given to the trustee written notice of a continuing event of default with respect to the debt securities of that series;

(2)	the holders of at least 25% in aggregate principal amount of the outstanding debt securities of that series have made a written request and have offered reasonable indemnity to the trustee to institute the proceeding; and

(3)	the trustee has failed to institute the proceeding and has not received direction inconsistent with the original request from the holders of a majority in aggregate principal amount of the outstanding debt securities of that series within 90 days after the original request.

Holders may, however, sue to enforce the payment of principal or interest on any debt security on or after the due date without following the procedures listed in (1) through (3) above.

Modification and Waiver

Except as provided in the next two succeeding paragraphs, the applicable trustee and we may make modifications and amendments to the indentures (including, without limitation, through consents obtained in connection with a tender offer or exchange offer for, outstanding securities) and may waive any existing default or event of default (including, without limitation, through consents obtained in connection with a tender offer or exchange offer for, outstanding securities) with the consent of the holders of a majority in aggregate principal amount of the outstanding securities of each series affected by the modification or amendment.

However, neither we nor the trustee may make any amendment or waiver without the consent of the holder of each outstanding security of that series affected by the amendment or waiver if such amendment or waiver would, among other things:

●	change the amount of securities whose holders must consent to an amendment, supplement or waiver;

●	change the stated maturity of any debt security;

●	reduce the principal on any debt security or reduce the amount of, or postpone the date fixed for, the payment of any sinking fund;

●	reduce the principal of an original issue discount security on acceleration of maturity;

●	reduce the rate of interest or extend the time for payment of interest on any debt security;

●	make a principal or interest payment on any debt security in any currency other than that stated in the debt security;

●	impair the right to enforce any payment after the stated maturity or redemption date;

●	waive any default or event of default in payment of the principal of, premium or interest on any debt security (except certain rescissions of acceleration); or

●	waive a redemption payment or modify any of the redemption provisions of any debt security;

Notwithstanding the preceding, without the consent of any holder of outstanding securities, we and the trustee may amend or supplement the indentures:

●	to provide for the issuance of and establish the form and terms and conditions of debt securities of any series as permitted by the indenture;

●	to provide for uncertificated securities in addition to or in place of certificated securities;

●	to provide for the assumption of our obligations to holders of any debt security in the case of a merger, consolidation, transfer or sale of all or substantially all of our assets;

●	to make any change that does not adversely affect the legal rights under the indenture of any such holder;

●	to comply with requirements of the Commission in order to effect or maintain the qualification of an indenture under the Trust Indenture Act; or

●	to evidence and provide for the acceptance of appointment by a successor trustee with respect to the debt securities of one or more series and to add to or change any of the provisions of the indenture as shall be necessary to provide for or facilitate the administration of the trusts by more than one Trustee.

The consent of holders is not necessary under the indentures to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment.

Satisfaction and Discharge; Defeasance

We may be discharged from our obligations on the debt securities of any series that have matured or will mature or be redeemed within one year if we deposit with the trustee enough cash to pay all the principal, interest and any premium due to the stated maturity date or redemption date of the debt securities.

Each indenture contains a provision that permits us to elect:

●	to be discharged from all of our obligations, subject to limited exceptions, with respect to any series of debt securities then outstanding; and/or

●	to be released from our obligations under the following covenants and from the consequences of an event of default resulting from a breach of certain covenants, including covenants as to payment of taxes and maintenance of corporate existence.

To make either of the above elections, we must deposit in trust with the trustee enough money to pay in full the principal and interest on the debt securities. This amount may be made in cash and/or U.S. government obligations. As a condition to either of the above elections, we must deliver to the trustee an opinion of counsel that the holders of the debt securities will not recognize income, gain or loss for federal income tax purposes as a result of the action.

If any of the above events occurs, the holders of the debt securities of the series will not be entitled to the benefits of the indenture, except for the rights of holders to receive payments on debt securities or the registration of transfer and exchange of debt securities and replacement of lost, stolen or mutilated debt securities.

Notices

Notices to holders will be given by mail to the addresses of the holders in the security register.

Governing Law

The indentures and the debt securities will be governed by, and construed under, the law of the State of New York.

Regarding the Trustee

The indenture limits the right of the trustee, should it become a creditor of us, to obtain payment of claims or secure its claims.

The trustee is permitted to engage in certain other transactions. However, if the trustee acquires any conflicting interest, and there is a default under the debt securities of any series for which they are trustee, the trustee must eliminate the conflict or resign.

Subordination

Payment on subordinated debt securities will, to the extent provided in the indenture, be subordinated in right of payment to the prior payment in full of all of our senior indebtedness (except that holders of the notes may receive and retain (i) permitted junior securities and (ii) payments made from the trust described under “Satisfaction and Discharge; Defeasance”). Any subordinated debt securities also are effectively subordinated to all debt and other liabilities, including lease obligations, if any.

Upon any distribution of our assets upon any dissolution, winding up, liquidation or reorganization, the payment of the principal of and interest on subordinated debt securities will be subordinated in right of payment to the prior payment in full in cash or other payment satisfactory to the holders of senior indebtedness. In the event of any acceleration of subordinated debt securities because of an event of default, the holders of any senior indebtedness would be entitled to payment in full in cash or other payment satisfactory to such holders of all senior indebtedness obligations before the holders of subordinated debt securities are entitled to receive any payment or distribution, except for certain payments made by the trust described under “Satisfaction and Discharge; Defeasance.” The indenture requires us or the trustee to promptly notify holders of designated senior indebtedness if payment of subordinated debt securities is accelerated because of an event of default.

We may not make any payment on subordinated debt securities, including upon redemption at the option of the holder of any subordinated debt securities or at our option, if:

●	a default in the payment of the principal, premium, if any, interest, rent or other obligations in respect of designated senior indebtedness occurs and is continuing beyond any applicable period of grace (called a “payment default”); or

●	a default other than a payment default on any designated senior indebtedness occurs and is continuing that permits holders of designated senior indebtedness to accelerate its maturity, and the trustee receives notice of such default (called a “payment blockage notice) from us or any other person permitted to give such notice under the indenture (called a “non-payment default”).

If the trustee or any holder of the notes receives any payment or distribution of our assets in contravention of the subordination provisions on subordinated debt securities before all senior indebtedness is paid in full in cash, property or securities, including by way of set-off, or other payment satisfactory to holders of senior indebtedness, then such payment or distribution will be held in trust for the benefit of holders of senior indebtedness or their representatives to the extent necessary to make payment in full in cash or payment satisfactory to the holders of senior indebtedness of all unpaid senior indebtedness.

In the event of our bankruptcy, dissolution or reorganization, holders of senior indebtedness may receive more, ratably, and holders of subordinated debt securities may receive less, ratably, than our other creditors (including our trade creditors). This subordination will not prevent the occurrence of any event of default under the indenture.

We are not prohibited from incurring debt, including senior indebtedness, under the indenture. We may from time to time incur additional debt, including senior indebtedness.

We are obligated to pay reasonable compensation to the trustee and to indemnify the trustee against certain losses, liabilities or expenses incurred by the trustee in connection with its duties under the indenture. The trustee’s claims for these payments will generally be senior to those of noteholders in respect of all funds collected or held by the trustee.

Certain Definitions

“indebtedness” means:

(1) all indebtedness, obligations and other liabilities for borrowed money, including overdrafts, foreign exchange contracts, currency exchange agreements, interest rate protection agreements, and any loans or advances from banks, or evidenced by bonds, debentures, notes or similar instruments, other than any account payable or other accrued current liability or obligation incurred in the ordinary course of business in connection with the obtaining of materials or services;

(2) all reimbursement obligations and other liabilities with respect to letters of credit, bank guarantees or bankers’ acceptances;

(3) all obligations and liabilities in respect of leases required in conformity with generally accepted accounting principles to be accounted for as capitalized lease obligations on our balance sheet;

(4) all obligations and other liabilities under any lease or related document in connection with the lease of real property which provides that we are contractually obligated to purchase or cause a third party to purchase the leased property and thereby guarantee a minimum residual value of the leased property to the lessor and our obligations under the lease or related document to purchase or to cause a third party to purchase the leased property;

(5) all obligations with respect to an interest rate or other swap, cap or collar agreement or other similar instrument or agreement or foreign currency hedge, exchange, purchase or other similar instrument or agreement;

(6) all direct or indirect guaranties or similar agreements in respect of, and our obligations or liabilities to purchase, acquire or otherwise assure a creditor against loss in respect of, indebtedness, obligations or liabilities of others of the type described in (1) through (5) above;

(7) any indebtedness or other obligations described in (1) through (6) above secured by any mortgage, pledge, lien or other encumbrance existing on property which is owned or held by us; and

(8) any and all refinancings, replacements, deferrals, renewals, extensions and refundings of, or amendments, modifications or supplements to, any indebtedness, obligation or liability of the kind described in clauses (1) through (7) above.

“permitted junior securities” means (i) equity interests in the Company; or (ii) debt securities of the Company that are subordinated to all senior indebtedness and any debt securities issued in exchange for senior indebtedness to substantially the same extent as, or to a greater extent than the notes are subordinated to senior indebtedness under the indenture.

“senior indebtedness” means the principal, premium, if any, interest, including any interest accruing after bankruptcy, and rent or termination payment on or other amounts due on our current or future indebtedness, whether created, incurred, assumed, guaranteed or in effect guaranteed by us, including any deferrals, renewals, extensions, refundings, amendments, modifications or supplements to the above. However, senior indebtedness does not include:

●	indebtedness that expressly provides that it shall not be senior in right of payment to subordinated debt securities or expressly provides that it is on the same basis or junior to subordinated debt securities;

●	our indebtedness to any of our majority-owned subsidiaries; and

●	subordinated debt securities.

DESCRIPTION OF UNITS

We may issue units comprised of one or more of the other securities that may be offered under this prospectus, in any combination. The following information, together with the additional information we may include in any applicable prospectus supplements, summarizes the material terms and provisions of any such the units that we may offer under this prospectus. While the information below will apply generally to any units that we may offer under this prospectus, we will describe the particular terms of any series of units in detail in the applicable prospectus supplement. The terms of any units offered under a prospectus supplement may differ from the general terms described below.

We will file the form of unit agreement, if any, between us and a unit agent that describes the terms and conditions of the series of units we are offering, and any supplemental agreements, concurrently with the filing of the applicable prospectus supplement under which such series of units are offered. This summary is subject to, and qualified in their entirety by reference to, all the provisions of the unit agreement, if any, and any supplemental agreements applicable to a particular series of units. We urge you to read the applicable prospectus supplements related to the particular series of units that we sell under this prospectus, as well as the complete unit agreement, if any, and any supplemental agreements that contain the terms of the units.

We may issue units comprising one or more of shares and warrants in any combination. Each unit will be issued so that the holder of the unit is also the holder of each security included in the unit. Thus, the holder of a unit will have the rights and obligations of a holder of each included security. The unit agreement, under which a unit may be issued, if any, may provide that the securities included in the unit may not be held or transferred separately, at any time or at any time before a specified date. We will describe in the applicable prospectus supplement the terms of the series of units.

The provisions described in this section, as well as those described under “Description of Share Capital” and “Description of Warrants” will apply to each unit and to any share or warrant included in each unit, respectively. We may issue units in such amounts and in numerous distinct series as we determine.

PLAN OF DISTRIBUTION

We may sell the securities offered by this prospectus to or through underwriters or dealers, and also may sell those securities to one or more other purchasers directly or through agents, including sales pursuant to ordinary brokerage transactions and transactions in which a broker-dealer solicits purchasers, or if indicated in a prospectus supplement, pursuant to delayed delivery contracts, by remarketing firms or by other means. Underwriters may sell securities to or through dealers. Each prospectus supplement will set forth the terms of the offering, including the name or names of any underwriters, dealers or agents and any fees or compensation payable to them in connection with the offering and sale of a particular series or issue of securities, the public offering price or prices of the securities and the proceeds from the sale of the securities.

The securities may be sold, from time to time in one or more transactions at a fixed price or prices which may be changed or at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices, including sales made directly on the NASDAQ or other existing trading markets for the securities. The prices at which the securities may be offered may vary as between purchasers and during the period of distribution. If, in connection with the offering of securities at a fixed price or prices, the underwriters have made a bona fide effort to sell all of the securities at the initial offering price fixed in the applicable prospectus supplement, the public offering price may be decreased and thereafter further changed, from time to time, to an amount not greater than the initial public offering price fixed in such prospectus supplement, in which case the compensation realized by the underwriters will be decreased by the amount that the aggregate price paid by purchasers for the securities is less than the gross proceeds paid by the underwriters to us.

Underwriters, dealers and agents who participate in the distribution of the securities may be entitled under agreements to be entered into with us to indemnification by us against certain liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which such underwriters, dealers or agents may be required to make in respect thereof. Such underwriters, dealers and agents may be customers of, engage in transactions with, or perform services for us in the ordinary course of business.

In connection with any offering of securities, the underwriters may over-allot or effect transactions which stabilize or maintain the market price of the securities offered at a level above that which might otherwise prevail in the open market. Such transactions, if commenced, may be discontinued at any time. Any underwriters, dealers or agents to or through which securities other than our ordinary shares are sold by us for public offering and sale may make a market in such securities, but such underwriters, dealers or agents will not be obligated to do so and may discontinue any such market making at any time and without notice. No assurance can be given that a market for trading in securities of any series or issue will develop or as to the liquidity of any such market, whether or not such securities are listed on a securities exchange.

The place, time of delivery, and other terms of the offered securities will be described in the applicable prospectus supplement.

CERTAIN INCOME TAX CONSIDERATIONS

Information regarding taxation is set forth under the heading “Item 10.E. Taxation” in Amendment No. 1 to our Annual Report on Form 20-F for the year ended December 31, 2024, which is incorporated in this prospectus by reference.

ENFORCEMENT OF CIVIL LIABILITIES

We are incorporated under the laws of the Cayman Islands as an exempted company with limited liability. We are incorporated in the Cayman Islands because of certain benefits associated with being a Cayman Islands company, such as political and economic stability, an effective judicial system, a favorable tax system, the absence of foreign exchange control or currency restrictions and the availability of professional and support services. However, the Cayman Islands has a less developed body of securities laws as compared to the United States and provides less protection for investors. In addition, Cayman Islands companies do not have standing to sue before the federal courts of the United States.

Substantially all of our assets are located outside the United States. In addition, most of our directors and executive officers are nationals or residents of jurisdictions other than the United States and substantially all of their assets are located outside the United States. As a result, it may be difficult or impossible for you to effect service of process within the United States upon us or these persons, or to enforce judgments obtained in U.S. courts against us or them, including judgments predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States. It may also be difficult for you to enforce judgments obtained in U.S. courts based on the civil liability provisions of the U.S. federal securities laws against us and our executive officers and directors.

We have appointed Puglisi & Associates as our agent to receive service of process with respect to any action brought against us in the United States in connection with this offering under the federal securities laws of the United States or of any State in the United States.

Cayman Islands

We have been advised by Ogier, our Cayman Islands legal counsel, that there is uncertainty as to whether the courts of the Cayman Islands would:

●	recognize or enforce judgments of courts of the United States against us or our directors or officers predicated upon the civil liability provisions of securities laws of the United States or any state in the United States; and

●	entertain original actions brought in the Cayman Islands against us or our directors or officers predicated upon the securities laws of the United States or any state in the United States.

We have also been advised by Ogier that, although there is no statutory enforcement in the Cayman Islands of judgments obtained in the United States, the courts of the Cayman Islands will recognize and enforce a foreign judgment, without any re-examination or re-litigation of matters adjudicated upon, provided such judgment:

1.	is given by a foreign court of competent jurisdiction;

2.	imposes on the judgment debtor a liability to pay a liquidated sum for which the judgment has been given;

3.	is final and conclusive;

4.	is not in respect of taxes, a fine or a penalty;

5.	was not obtained by fraud; and

6.	is not of a kind the enforcement of which is contrary to natural justice or the public policy of the Cayman Islands.

However, the Cayman Islands courts are unlikely to enforce a judgment obtained from the United States courts under civil liability provisions of the securities laws if such judgment is determined by the courts of the Cayman Islands to give rise to obligations to make payments that are penal or punitive in nature. As the courts of the Cayman Islands have yet to rule on making such a determination, it is uncertain whether such civil liability judgments from United States courts would be enforceable in the Cayman Islands. A Cayman Islands Court may stay enforcement proceedings if concurrent proceedings are being brought elsewhere.

Subject to the above limitations, in appropriate circumstances, a Cayman Islands court may give effect in the Cayman Islands to other kinds of final foreign judgments such as declaratory orders, orders for performance of contracts and injunctions.

PRC

We have been advised by Beijing Kingdom Law Firm, our counsel as to PRC law, that the United States and the PRC do not have a treaty providing for reciprocal recognition and enforcement of judgments of U.S. courts in civil and commercial matters and that there is uncertainty as to whether a final judgment for the payment of money rendered by any federal or state court in the United States based on civil liability provisions, whether or not predicated solely upon the U.S. federal securities laws, would be enforceable in the PRC. This uncertainty relates to whether such a judgment would be determined by the courts of the PRC to be penal or punitive in nature.

We have also been advised by Beijing Kingdom Law Firm that, according to Civil Procedural Law of the People’s Republic of China, where a judgment or ruling made by a foreign court which has come into legal effect requires ratification and enforcement by a People’s Court of the People’s Republic of China, the parties concerned may submit an application directly to an intermediate People’s Court of the People’s Republic of China which has jurisdiction for ratification and enforcement, or the foreign court may, pursuant to the provisions of the international treaty concluded or participated by the country and the People’s Republic of China or in accordance with the principle of reciprocity, request for ratification and enforcement by the People’s Court. For a judgment or ruling made by a foreign court which has come into legal effect for which ratification and enforcement is applied or requested, where a People’s Court concludes, upon examination pursuant to the international treaty concluded or participated by the People’s Republic of China or in accordance with the principle of reciprocity, that the basic principle of the laws of the People’s Republic of China or the sovereignty, security or public interest of the People’s Republic of China is not violated, the People’s Court shall rule on ratification of the validity; where there is a need for enforcement, an enforcement order shall be issued and enforced pursuant to the relevant provisions of this Law. Where the People’s Court deemed that the basic principle of the laws of the People’s Republic of China or the sovereignty, security or public interest of the People’s Republic of China is violated, the judgment or ruling made by the foreign court shall not be ratified and enforced.

Hong Kong

Our directors and officers reside outside the United States in Hong Kong. We have been advised Loeb & Loeb LLP, our Hong Kong counsel, that there is uncertainty as to whether the courts of Hong Kong would (i) recognize or enforce judgments of United States courts obtained against us or our directors or officers predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States or (ii) entertain original actions brought in Hong Kong against us or our directors or officers predicated upon the securities laws of the United States or any state in the United States.

Loeb & Loeb LLP, our counsel with respect to Hong Kong law, have advised us that judgment of United States courts will not be directly enforced in Hong Kong. There are currently no treaties or other arrangements providing for reciprocal enforcement of foreign judgments between Hong Kong and the United States. However, the common law permits an action to be brought upon a foreign judgment. That is to say, a foreign judgment itself may form the basis of a cause of action since the judgment may be regarded as creating a debt between the parties to it. In a common law action for enforcement of a foreign judgment in Hong Kong, the enforcement is subject to various conditions, including but not limited to, that the foreign judgment is a final judgment conclusive upon the merits of the claim, the judgment is for a liquidated amount in a civil matter and not in respect of taxes, fines, penalties, or similar charges, the proceedings in which the judgment was obtained were not contrary to natural justice, and the enforcement of the judgment is not contrary to public policy of Hong Kong. Such a judgment must be for a fixed sum and must also come from a “competent” court as determined by the private international law rules applied by the Hong Kong courts. The defenses that are available to a defendant in a common law action brought on the basis of a foreign judgment include lack of jurisdiction, breach of natural justice, fraud, and contrary to public policy. However, a separate legal action for debt must be commenced in Hong Kong in order to recover such debt from the judgment debtor.

EXPERTS

The consolidated financial statements as of December 31, 2024 and 2023, and for the years then ended which are incorporated by reference in this prospectus have been so incorporated by reference in reliance upon the reports of Audit Alliance LLP, and upon the authority of that firm as experts in accounting and auditing.

LEGAL MATTERS

Certain matters as to U.S. federal law and Hong Kong laws in connection with this offering will be passed upon for us by Loeb & Loeb LLP. The validity of the shares and certain legal matters relating to the offering as to the Cayman Islands law will be passed upon for us by Ogier. In addition, certain legal matters in connection with any offering of securities under this prospectus will be passed upon for any underwriters, dealers or agents by counsel to be designated at the time of the offering by such underwriters, dealers or agents with respect to matters of applicable law.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Indemnification of Directors and Officers

Our sixth amended and restated memorandum and articles of association empower us to indemnify our directors and officers against certain liabilities they incur by reason of their being a director or officer of our company, except that we will not indemnify its directors, officers, or persons controlling it for liabilities arising under the Securities Act, because it is the SEC’s opinion that such indemnification is against public policy as expressed in such act and is, therefore, unenforceable.

We have entered into indemnification agreements with each of our directors and executive officers in connection with this offering. Under these agreements, we have agreed to indemnify our directors and executive officers against certain liabilities and expenses incurred by such persons in connection with claims made by reason of their being a director or officer of our company.

The underwriting agreement in connection with this offering also provides for indemnification of us and our officers, directors or persons controlling us for certain liabilities.

We intend to obtain directors’ and officer’s liability insurance coverage that will cover certain liabilities of directors and officers of our company arising out of claims based on acts or omissions in their capacities as directors or officers.

Exhibits

Exhibit	Description

3.1†	Sixth Amended and Restated Memorandum and Articles of Association of the Registrant currently in effect (incorporated by reference to Exhibit 1.1 of our Annual Report on Form 20-F (File No 001-40301)) filed with the Securities and Exchange Commission on April 10, 2025)
4.1	Specimen certificate evidencing ordinary shares (incorporated by reference to Exhibit 4.1 of Amendment No. 3 to our Registration Statement on Form F-1 (File No. 333-251234)) filed with the Securities and Exchange Commission on January 12, 2021)
4.2*	Form of Warrant
4.3†	Form of Indenture – Senior Debt Securities
4.4†	Form of Indenture – Subordinated Debt Securities
4.5*	Form of Warrant Agreement
4.6*	Form of Debt Security
4.7*	Form of Unit Agreement
5.1†	Opinion of Ogier
23.1†	Consent of Audit Alliance LLP, Independent Registered Public Accounting Firm
23.3†	Consent of Ogier (included in Exhibit 5.1)
24.1‡	Powers of Attorney (previously included in the signature pages to this registration statement)
25.1**	Statement of Eligibility on Form T-1
107‡	Calculation of Filing Fee Tables

†	Filed herewith.
‡	Previously filed.
*	To be filed as an exhibit to a post-effective amendment to this registration statement or as an exhibit to a report filed on Form 6-K under the Exchange Act and incorporated herein by reference.
**	To be filed as a Section 305(b)(2) filing in connection with an offering of debt securities.

Undertakings

The undersigned registrant hereby undertakes:

(a) (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that the undertakings set forth in paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, or the Exchange Act, that are incorporated by reference into the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Securities Ac need not be furnished, provided that the registrant includes in the prospectus, by means of post-effective amendment, financial statements required pursuant to this paragraph (4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, with respect to registration statements on Form F-3, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Securities Act or Rule 3-19 of Regulation S-K if such financial statements and information are contained in periodic reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference into the registration statement.

(5) That, for the purpose of determining liability under the Securities Act to any purchaser:

(A) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and (B) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule

430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(6) That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(d) Undertaking in respect of qualification of Indentures under the Trust Indenture Act of 1939: the Registrant hereby undertakes to file an application for the purpose of determining the eligibility of the trustee to act under subsection (a) of Section 310 of the Trust Indenture Act of 1939 in accordance with the rules and regulations prescribed by the Commission under Section 305(b)(2) of the Trust Indenture Act of 1939.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Hong Kong, on December 23, 2025.

INFOBIRD CO., LTD

By:	/s/ Xiangyang Wen
Name:	Xiangyang Wen
Title:	Chief Executive Officer (Principal Executive Officer)

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Xiangyang Wen as his true and lawful attorney-in-fact and agent, with full power of substitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement on Form F-3, and to sign any registration statement for the same offering covered by this Registration Statement that is to be effective upon filing pursuant to Rule 462(b) promulgated under the Securities Act of 1933, and all post-effective amendments thereto, and to file the same and all prospectus supplements, with all exhibits thereto and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement on Form F-3 has been signed below by the following persons in the capacities indicated on the date indicated.

Signature	Title	Date

/s/ Xiangyang Wen	Chief Executive Officer, Chairman of Board of Directors and Director	December 23, 2025
Xiangyang Wen	(Principal Executive Officer)

/s/ Yiting Song	Chief Financial Officer and Director	December 23, 2025
Yiting Song	(Principal Accounting and Financial Officer)

/s/ Qian Qu	Independent Director	December 23, 2025
Qian Qu

/s/ Cheuk Yee Li	Independent Director	December 23, 2025
Cheuk Yee Li

/s/ Zhihua Chen	Independent Director	December 23, 2025
Zhihua Chen

SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant’s duly authorized representative has signed this registration statement on Form F-3 in City of Newark, State of Delaware on December 23, 2025.

PUGLISI & ASSOCIATES

By:	/s/ Donald J. Puglisi
Name:	Donald J. Puglisi
Title:	Managing Director